UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under 14a-12

BEAZER HOMES USA, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:

Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. will be held at 11:00 a.m. on Tuesday, April 13, 2010 at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. At this meeting, stockholders will vote on:

1)	The election of the seven nominees to our Board of Directors named in the accompanying Proxy Statement;

2)	The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2010;

3)	The approval of an amendment to our Amended and Restated Certificate of Incorporation that would increase the total number of authorized shares of common stock from 80,000,000 shares to 180,000,000 shares;

4)	The approval of the Beazer Homes USA, Inc. 2010 Equity Incentive Plan; and

5)	Any other such business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on February 23, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A copy of our annual report to stockholders is being mailed to you together with this notice.

We encourage you to take part in our affairs by voting either in person by written ballot at the meeting or by telephone, Internet or written proxy.

By	Order of the Board of Directors,

BRIAN C. BEAZER
Non-Executive Chairman of the Board of Directors

Dated: February 25, 2010

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE BY FOLLOWING INSTRUCTIONS ON THE ENCLOSED PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 13, 2010.

Our Proxy Statement for the 2010 annual meeting of stockholders and our annual report to stockholders for the fiscal year ended September 30, 2009 is available at www.proxyvote.com.

You will need the 12-digit Control Number included on your proxy card or voting instruction form to access these materials.

HOW TO VOTE

You can vote your shares in person by attending the meeting, by completing and returning a proxy by mail or by using the telephone or the Internet. Please refer to the proxy card or voting instruction form included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see page 1 of the accompanying Proxy Statement for more information.

ANNUAL MEETING ADMISSION

Please note that attendance at the meeting is limited to our stockholders or their named representatives. Proof of ownership of our common stock as of the record date and photo identification will be required for admittance to the annual meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.

To obtain directions to attend the annual meeting and vote in person, please contact our Investor Relations Department at (770) 829-3700.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Instead of receiving copies of our Proxy Statement in the mail, stockholders may elect to receive only an email with a link to future proxy statements, proxy cards and annual reports on the Internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to you and significantly reduces the environmental impact. Stockholders may enroll to receive proxy materials online as follows:

Stockholders of Record. If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

401(k) Plan Participants. If you are a participant in our 401(k) plan, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.

i

BEAZER HOMES USA, INC.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), for use at our annual meeting of stockholders to be held on April 13, 2010 and at any adjournments or postponements thereof. Stockholders of record at the close of business on February 23, 2010 are entitled to notice of and to vote at the annual meeting. On February 23, 2010, we had outstanding 62,189,412 shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, together with our annual report to stockholders (which includes our Annual Report on Form 10-K for our fiscal year ended September 30, 2009), commencing on or about March 1, 2010.

Voting Instructions

General

Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted:

1. FOR the election of the seven nominees for our Board of Directors named in this Proxy Statement;

2. FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010;

3. FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 80,000,000 shares to 180,000,000 shares;

4. FOR the approval of the Beazer Homes USA, Inc. 2010 Equity Incentive Plan; and

5. In accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the annual meeting.

If you are a stockholder of record as of the close of business on February 23, 2010 you can give a proxy to be voted at the meeting either:

1. By mailing in the enclosed proxy card;

2. By written ballot at the meeting;

3. Over the telephone by calling a toll-free number; or

4. Electronically, using the Internet.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.

Signature Requirements

If shares are registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation

A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to our Secretary (Kenneth F. Khoury) at our principal executive office or to the official tabulator (Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) either a written revocation or a proxy bearing a later date prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by Internet or telephone by following the instructions on the enclosed proxy.

Quorum; Vote Requirements

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to constitute a quorum at the meeting. Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors.

If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Unlike prior annual meetings, as a result of recent changes in the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors. In addition, without instructions, your broker will not be able to vote your shares with respect to the proposal to approve the proposed amendment to our Amended and Restated Certificate of Incorporation (Proposal 3) or the proposal to approve the Beazer Homes USA, Inc. 2010 Equity Incentive Plan (Proposal 4). Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to, or treated as present with respect to, those proposals to which it relates.

The holders of common stock will be entitled to one vote for each share they hold. In uncontested elections of directors, such as this election, each director will be elected if the votes cast for such director exceed the votes cast against such director. See the Corporate Governance section below for a more detailed description of the majority voting procedures in our by-laws and Corporate Governance Guidelines.

The affirmative vote, in person or by proxy, of a majority of the shares present or represented at the annual meeting and entitled to vote on the matter is required (1) to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2010 by the Audit Committee of our Board of Directors (Proposal 2) and (2) to approve the Beazer Homes USA, Inc. 2010 Equity Incentive Plan (Proposal 4). The affirmative vote, in person or by proxy, of a majority of the outstanding shares of our common stock is required to approve the amendment to our Amended and Restated Certificate of Incorporation to increase our total number of authorized shares of common stock from 80,000,000 shares to 180,000,000 shares (Proposal 3).

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail but, in addition, our officers and other employees may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, we have engaged Morrow & Co., LLC to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $25,000 plus costs and expenses incurred by Morrow & Co. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

Principal Stockholders

The following table sets forth information as of February 23, 2010 with respect to the beneficial ownership of our common stock by all persons known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,458,795	(2)	5.56%

Highbridge International LLC 9 West 57th Street, 27th Floor New York, New York 10019	3,275,258	(3)	5.06%

(1)

Based upon 62,189,412 shares of outstanding common stock as of February 23, 2010, adjusted as necessary to reflect shares issuable upon the conversion of our 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (the “Mandatory Convertible Notes”). Shares of common stock subject to the Mandatory Convertible Notes, which are currently convertible, are deemed outstanding for computing the percentage ownership of the person holding such Mandatory Convertible Notes, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)	Based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010.

(3)	Based on a Schedule 13G jointly filed by Highbridge International LLC, Highbridge Statistical Opportunities Master Fund, L.P., Star, L.P., Highbridge Capital Management, LLC and Glenn Dubin on January 29, 2010. Includes (i) 2,459,439 shares issuable upon the conversion of $13,802,500 aggregate principal amount of our Mandatory Convertible Notes beneficially owned by Highbridge International LLC, (ii) 317,200 shares of common stock beneficially owned by Highbridge Statistical Opportunities Master Fund, L.P. and (iii) 498,649 shares of common stock beneficially owned by STAR, L.P. Each of Highbridge Capital Management, LLC and Glenn Dubin may be deemed the beneficial owner of the 2,459,439 shares issuable upon conversion of our Mandatory Convertible Notes beneficially owned by Highbridge International LLC and 815,919 shares of common stock beneficially owned by Highbridge Statistical Opportunities Master Fund, L.P. and STAR, L.P.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

Each of the nominees listed below has been nominated as a director for the fiscal year ending September 30, 2010 and until his or her respective successor has been qualified and elected. Each of the following nominees is presently serving as a director. Our Board of Directors periodically evaluates the appropriate size for our Board of Directors and will set the number of directors in accordance with our by-laws and based on recommendations of the Nominating/Corporate Governance Committee of our Board of Directors.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Nominating/Corporate Governance Committee of our Board of Directors. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Vote Required

Each director will be elected if the votes cast for such director exceed the votes cast against such director.

Recommendation

We recommend a vote FOR the election of each of the following nominees.

Nominees

The information appearing below with respect to each nominee has been furnished to us by the nominee:

LAURENT ALPERT. Mr. Alpert, 63, has served as a director of the Company since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb, Steen & Hamilton in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert also is an overseer of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.

BRIAN C. BEAZER. Mr. Beazer, 75, is our Non-Executive Chairman and has served as a director of the Company since its initial public offering (the “IPO”) in 1994. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and Chief Executive Officer of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time, Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real estate, and became an international group with annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a director of Beazer Japan, Ltd., Seal Mint, Ltd., United Pacific Industries Limited and Numerex Corp. and is a private investor.

PETER G. LEEMPUTTE. Mr. Leemputte, 52, has been a director of the Company since August 2005. Mr. Leemputte joined Mead Johnson Nutritionals, a global leader in infant and children’s nutrition as Senior Vice President and Chief Financial Officer in September 2008. Previously, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corporation, a global manufacturer and marketer of recreation products. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte was Executive Vice President, Chief Financial and Administrative Officer of Chicago Title Corporation, a leading publicly traded national service provider offering residential and commercial title insurance. Before joining Chicago Title Corporation, Mr. Leemputte was a Vice President with Mercer Management Consulting in Chicago where he was a partner in the firm’s global practice covering strategy and operational studies within process industries. His career also includes domestic and international financial assignments with Armco Inc., FMC Corporation and BP Amoco. He also served as a product development engineer with Procter & Gamble Company. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Graduate School of Business. Mr. Leemputte currently serves as the Co-Chairman of Washington University’s School of Engineering Scholarship Initiative.

IAN J. MCCARTHY. Mr. McCarthy, 56, is our President and Chief Executive Officer and has served as a director of the Company since the IPO. Mr. McCarthy has served as President of predecessors of the Company since January 1991 and was responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand, becoming a director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly owned subsidiary of Beazer PLC. Mr. McCarthy is a Chartered Civil Engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as a member of the Board of Directors of HomeAid America and of Builder Homesite, Inc. He was inducted into the California Building Industry Hall of Fame in 2004, the first non-California resident to receive this honor.

NORMA A. PROVENCIO. Ms. Provencio, 52, has been a director of the Company since November 2009. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio’s nomination to our Board of Directors was recommended by our Nominating/Corporate Governance Committee based upon a search performed by Korn/Ferry International, a third-party search firm, which was retained by our Nominating/Corporate Governance Committee to assist it in identifying and evaluating possible nominees for our Board of Directors. Ms. Provencio is currently a member of the Board of Directors of Valeant Pharmaceutical International. She received her Bachelor of Science in Accounting from Loyola Marymount University. She is a Certified Public Accountant and also a member of the Board of Regents of Loyola Marymount University.

LARRY T. SOLARI. Mr. Solari, 67, has served as a director of the Company since the IPO and has been our lead independent director since February 5, 2009. He is a partner in Kenner & Company, Inc., a private equity investment firm in New York, a position he has held since 2002. Mr. Solari is the past Chairman and Chief Executive Officer of BSI Holdings, Inc., a position he held from 1998 to 2001. Prior to starting BSI, Mr. Solari was the Chairman and Chief Executive Officer of Sequentia, Inc. and President of the Building Materials Group of Domtar, Inc. Mr. Solari was President of the Construction Products Group of Owens-Corning from 1986 to 1994 and held various other positions with Owens-Corning since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University’s Management Program. Mr. Solari is a director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, Performance Contracting Group, Pace Industries and Cascade Windows. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and the National Home Builders Advisory Board.

STEPHEN P. ZELNAK, JR. Mr. Zelnak, 65, has served as a director of the Company since February 2003. He is the Chairman of Martin Marietta Materials, Inc., a producer of aggregates for the construction industry, and from 1993 until December 31, 2009, served as its Chief Executive Officer. As previously announced by Martin Marietta, Mr. Zelnak intends to retire as Chairman during 2010. Following his retirement, Mr. Zelnak will continue to serve on the Board of Directors of Martin Marietta as non-executive Chairman. Mr. Zelnak joined Martin Marietta Corporation in 1981 where he first served as the President of Martin Marietta’s Materials Group and of Martin Marietta’s Aggregates Division. Mr. Zelnak received a Bachelor’s degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of

Alabama System. Mr. Zelnak is a director of Concrete Supply Company and Pace Industries. He has served as Chairman of the North Carolina Citizens for Business and Industry, and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.

Board of Directors Committees and Meetings

During fiscal year 2009, our Board of Directors had four standing committees: the Audit Committee, the Nominating/Corporate Governance Committee, the Compensation Committee and the Finance Committee. Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). In fiscal 2009 our Board of Directors had twelve Board of Directors meetings and one joint Finance Committee and Board of Directors meeting, and each meeting was attended in full with the exception of Mr. Leemputte who was absent from two meetings and Mr. Zelnak who was absent from one meeting. In addition, directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on February 5, 2009, all members of our Board of Directors were in attendance with the exception of Mr. Leemputte. In addition, as discussed below, our Board of Directors typically holds executive sessions of non-management directors as a part of each regularly scheduled quarterly meeting and, at a minimum, also holds one meeting annually at which the independent directors, which does not include Mr. Beazer, meet in executive session.

COMMITTEE MEMBERSHIP

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Finance Committee
Peter G. Leemputte (1)(2)	Larry T. Solari (1)	Laurent Alpert (1)	Stephen P. Zelnak, Jr. (1)
Laurent Alpert	Stephen P. Zelnak, Jr.	Larry T. Solari	Peter G. Leemputte
Norma A. Provencio (2)(3)		Stephen P. Zelnak, Jr.	Brian C. Beazer
Larry T. Solari

(1)	Committee Chair.

(2)	Audit Committee Financial Expert as defined by Securities and Exchange Commission regulations.

(3)	Ms. Provencio became a member of the Audit Committee after becoming a member of our Board of Directors in November 2009. Prior to November 2009, the Audit Committee was comprised of Messrs. Leemputte, Alpert and Solari.

Committee composition is subject to review by our Board of Directors from time to time.

•

Our Audit Committee provides assistance to our Board of Directors in fulfilling its responsibilities related to corporate accounting and auditing, reporting practices of the Company, the quality and integrity of our financial reports, and our internal controls regarding finance, accounting, legal compliance, risk management and ethics established by management and our Board of Directors. In fulfilling these functions, our Audit Committee reviews and makes recommendations to our Board of Directors with respect to designated financial and accounting matters. Our Audit Committee also engages and sets compensation for our independent auditors. This committee met five times during fiscal year 2009, and each meeting was attended by all committee members, with the exception of Mr. Solari who was absent from one meeting.

•

Our Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of our Board of Directors, including the annual nomination and review of directors and nominees for new directors. Our Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to our Board of Directors as well as evaluating the performance of our Board of Directors and its committees. This committee met four times during fiscal year 2009, and each meeting was attended by all committee members.

•

Our Compensation Committee discharges our Board of Directors’ responsibilities relating to the compensation of our executives and directors. More specifically, this committee administers cash-based incentive compensation programs for executive management, which includes all of the executive officers named in the “Summary Compensation Table” (the “Named Executive Officers”). In 2009, our Compensation Committee administered the Beazer Homes USA, Inc. Amended and Restated 1999 Stock Incentive Plan, which has now expired, and will also administer the Beazer Homes USA, Inc. 2010 Equity Incentive Plan to the extent it is approved by stockholders at the annual meeting (see Proposal 4). This committee also reviews and recommends to our Board of Directors the inclusion of the Compensation Discussion and Analysis that begins on page 27 of this Proxy Statement. This committee met four times during fiscal year 2009, and each meeting was attended by all committee members.

•

Our Finance Committee provides assistance to our Board of Directors in fulfilling its responsibility with respect to its oversight of certain areas of corporate finance, including, without limitation, financial and capital markets matters, equity and debt financings, major acquisitions and divestitures, share repurchases, and dividend policy. During fiscal year 2009, there were six Finance Committee meetings and one joint meeting of our Finance Committee and Board of Directors. Each meeting was attended by all committee members, with the exception of Mr. Leemputte who was absent from two meetings.

Corporate Governance

Our Board of Directors has adopted a number of measures designed to comply with requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules and regulations of the Securities and Exchange Commission (the “SEC”) interpreting and implementing the Sarbanes-Oxley Act, and the listing standards of the NYSE relating to corporate governance matters, as well as other measures that our Board of Directors believes are corporate governance best practices. Among the significant measures implemented by our Board of Directors to date are the following:

Majority Vote Standard and Director Resignation Policy

In December 2006, our Board of Directors adopted amendments to our by-laws and Corporate Governance Guidelines to provide a majority voting standard for the election of directors in uncontested elections. Under the majority voting standard set forth in our by-laws, director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board of Directors and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholder meeting or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.

Pursuant to amendments made to our Corporate Governance Guidelines, our Board of Directors will only nominate candidates who prior to an annual meeting, tender their irrevocable resignations, which are effective only upon (i) the candidate not receiving the required vote at the next annual meeting at which they face re-election and (ii) our Board of Directors accepting the candidate’s resignation. In the event that a director who has tendered his or her resignation does not receive a majority vote, then our Corporate Governance Guidelines provide that our Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to our Board of Directors. In deciding whether to accept a director’s resignation, our Board of Directors and our Nominating/Corporate Governance Committee may consider any factors that they deem relevant. Our Corporate Governance Guidelines also provide that our Board of Directors expects that the director whose resignation is under consideration to abstain from the deliberation process. All candidates standing for re-election at this annual meeting have tendered such irrevocable resignations.

Director Independence

Listing standards relating to corporate governance promulgated by the NYSE require that our Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. On the basis of information solicited from each director, and upon the advice and recommendation of our Nominating/Corporate Governance Committee, our Board of Directors determined that five of its seven current directors had no material relationship with the Company other than their relationship as members of our Board of Directors and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE standards. Those directors determined to be independent were Messrs. Alpert, Leemputte, Solari, and Zelnak and Ms. Provencio.

In making these determinations, at the request of our Board of Directors, our Nominating/Corporate Governance Committee, with assistance from our General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow up inquiries made to certain directors. Our Nominating/Corporate Governance Committee made a recommendation that five directors be considered independent, which recommendation our Board of Directors subsequently discussed and adopted. Our Board of Directors concluded that four of those five directors, Messrs. Alpert, Leemputte and Zelnak and Ms. Provencio, had no relationship with the Company other than their relationship as members of our Board of Directors. In the case of Mr. Solari, the responses to the questionnaire and follow up inquiries indicated that within the past three years, we made payments to two companies of which Mr. Solari is a director. In each case, based upon the most recent information available, the amount paid for goods and services for the past three years represented less than one half of one percent of the providing company’s and our annual gross revenues and were arm’s length. Accordingly, based upon the amount paid for the goods and services, our Board of Directors affirmatively determined that the relationship was not material either to us or to the other companies. Based on the foregoing, our Board of Directors had a majority of independent directors and each of the Audit, Nominating/Corporate Governance and Compensation committees of our Board of Directors during fiscal 2009 were comprised entirely of independent directors. It is expected that the majority of directors and all committee members in fiscal 2010, other than one member of our Finance Committee, as to which independence is not required for membership, will be independent as well. Accordingly, we were in fiscal 2009, and continue to be, in compliance with the requirements of the NYSE and the SEC for Board of Director independence.

Regularly Scheduled Executive Sessions of Non-Management Directors

In accordance with the NYSE standards, our Board of Directors typically holds an executive session of non-management directors as a part of every regularly scheduled quarterly meeting of our Board of Directors. These non-management director meetings are chaired by Mr. Beazer as Non-Executive Chairman of our Board of Directors. In addition, our Board of Directors holds at least one meeting annually at which the independent directors meet in executive session, chaired by our lead independent director, Mr. Solari. The lead independent director is nominated by our Nominating/Corporate Governance Committee for election by the independent directors. These provisions are included in our Corporate Governance Guidelines adopted by our Board of Directors, which are posted and available for viewing in the Investors section of our web site at www.beazer.com. It is the expectation of both our Nominating/Corporate Governance Committee and our independent directors that the position of lead director will rotate regularly among the independent directors.

Ethics Hotline

We maintain an ethics hotline which interested parties may contact by calling 1-866-457-9346 and report any concerns to a representative of Global Compliance, a third party service provider that administers our ethics hotline. Alternatively, interested parties can report any such concern via an on-line form by visiting the following web site: www.integrity-helpline.com/Beazer.jsp. The link provides an on-line form that, upon completion, will be submitted directly to Global Compliance. Interested parties may report their concerns anonymously, should they wish to do so. All concerns, whether reported through the toll-free number or the on-line form, will be directed to certain of our officers, including our Chief Compliance Officer, and will be reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee of our Board of Directors for appropriate action.

Communications with Board Members

Security holders and interested parties wishing to communicate directly with our Non-Executive Chairman or our non-management directors as a group may do so by addressing their communications to the ethics hotline and specifically asking the operator to direct their concerns to our Non-Executive Chairman or non-management directors, as desired.

Committee Charters

Our Board of Directors has adopted written charters for our Audit, Compensation, and Nominating/Corporate Governance committees designed to comply with the requirements of the NYSE standards and applicable provisions of the Sarbanes-Oxley Act and SEC rules. The current version of each of these charters, as well as the written charter for our Finance Committee, has been posted and is available for public viewing in the Investors section of the our web site at www.beazer.com. In addition, committee charters are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

Corporate Governance Guidelines

Upon the advice and recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has adopted a set of Corporate Governance Guidelines. The Guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluations of our Board of Directors and meetings of independent directors. The Guidelines also require that our directors and designated senior officers achieve and maintain meaningful levels of stock ownership in the Company. The most recent version of our Corporate Governance Guidelines is posted and available for public viewing in the Investors section of our web site at www.beazer.com. In addition, our Corporate Governance Guidelines are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

We maintain a Code of Business Conduct and Ethics applicable to all directors, officers and employees. Our Code of Business Conduct and Ethics has been designed to comply with the requirement for a code of business conduct and ethics under applicable NYSE standards. In addition, our Code of Business Conduct and Ethics constitutes a code of ethics applicable to our senior financial officers, which applies to our principal financial officer, principal accounting officer and controller, other senior financial officers and our Chief Executive Officer. We revised, adopted, disclosed and distributed an amended Code of Business Conduct and Ethics in November 2009. The current version of our Code of Business Conduct and Ethics is posted and available for public viewing in the Investors section of our web site at www.beazer.com. In addition, our Code of Business Conduct and Ethics is available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328. Our employees are also subject to additional specific policies, guidelines and Company rules adopted from time to time governing particular types of conduct or situations. Such additional policies, guidelines or rules are supplemental to our posted Code of Business Conduct and Ethics, and in the case of any inconsistency between the two, employees are expected to comply with the Code of Business Conduct and Ethics.

Procedures Regarding Director Candidates Recommended by Stockholders

Our Nominating/Corporate Governance Committee will consider candidates recommended to our Board of Directors by our stockholders if the recommending stockholder or stockholders follows the procedures set forth in Article II, Section 14 of our by-laws. Our by-laws provide that only persons nominated in accordance with the procedures set forth therein will be eligible to serve as directors. In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time it gives its notice of recommendation and must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to notice delivered to or mailed and received at our principal executive office (i) in the case of a nomination for election at an annual meeting, not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the date was made. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the stockholder notice described above will be deemed timely if it is received not later than the close of business on the tenth day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made of the date.

The stockholder notice must set forth the following:

•

As to each person the stockholder proposes to nominate for election as a director, (i) all information relating to such person that is required to be disclosed or is otherwise required pursuant to Regulation 14A under the Exchange Act which must include the written consent of the nominee to serve as a director if elected, and (ii) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation which is effective only upon such person not receiving the required vote at the next annual meeting at which the person faces re-election and our Board of Directors accepting such person’s resignation;

•

As to the nominating stockholder, such stockholder’s name and address as they appear on our stockholder list, the class and number of shares of our common stock which are beneficially owned by such stockholder and which are owned of record by such stockholder; and

•	As to any other beneficial owner of the stock on whose behalf the nomination is made, the name and address of such person and the class and number of shares of our common stock they beneficially own.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee is directed to work with our Board of Directors as a whole on an annual basis to determine the appropriate characteristics, skills and experience for each member and for our Board of Directors as a whole. In evaluating these issues, our Nominating/Corporate Governance Committee takes into account many factors, including the individual director’s general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, understanding of our business on an operational level, education or professional background and willingness to devote time to Board of Director duties. Each individual is evaluated in the context of our Board of Directors as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience in the various areas described.

To date, our Nominating/Corporate Governance Committee has not adopted a specific formal policy with respect to the consideration of director candidates recommended by stockholders and to date no director candidates have been recommended by stockholders. If a director candidate were to be recommended by a stockholder, our Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Nominating/Corporate Governance Committee.

Executive Officers

Set forth below is information as of February 23, 2010 regarding our executive officers who are not serving or nominated as directors:

ALLAN P. MERRILL. Mr. Merrill, 43, joined us in May 2007 as Executive Vice President and Chief Financial Officer. Mr. Merrill was previously with Move, Inc. where he served as Executive Vice President of Corporate Development and Strategy beginning in October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill joined Move, Inc. following a 13-year tenure with the investment banking firm UBS (and its predecessor Dillon, Read & Co.), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the Homebuilding Community Foundation. He is a graduate of the University of Pennsylvania, Wharton School with a Bachelor of Science in Economics.

KENNETH F. KHOURY. Mr. Khoury, 58, joined us in January 2009 as Executive Vice President and General Counsel. Mr. Khoury was previously Executive Vice President and General Counsel of Delta Air Lines from September 2006 to November 2008. Practicing law for over 30 years, Mr. Khoury’s career has included both private practice and extensive in-house counsel experience. Prior to Delta Air Lines, Mr. Khoury was Senior Vice President and General Counsel of Weyerhaeuser Corporation and spent 15 years with Georgia-Pacific Corporation, where he served as Vice President and Deputy General Counsel. He also spent five years at the law firm White & Case in New York. He received a Bachelor of Arts degree from Rutgers College and a Juris Doctor from Fordham University School of Law.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2010. Deloitte & Touche has served as our accounting firm since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche for the last fiscal year are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required. Our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.

Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

We recommend a vote FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending September 30, 2010.

REPORT OF OUR AUDIT COMMITTEE

Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of our Audit Committee is independent and financially literate in the judgment of our Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. Our Board of Directors has also determined that Mr. Leemputte and Ms. Provencio qualify as “audit committee financial experts,” as defined under SEC regulations. In addition, the written charter of our Audit Committee prohibits membership by any director who serves on the audit committee of three or more companies whose stock is publicly traded.

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. Our Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in our Audit Committee Charter.

Our Audit Committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended September 30, 2009. Our Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

Our Audit Committee has also received the written communications from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with our Audit Committee concerning independence, and has discussed with Deloitte & Touche their independence.

Based on the review and discussions described above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the SEC.

Our Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining the independent auditor’s independence and has concluded that the provision of these services does not compromise such independence.

Peter G. Leemputte
Laurent Alpert
Larry T. Solari

The Members of the Audit Committee as of November 10, 2009

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended September 30, 2009 and 2008, the following professional services were performed by Deloitte & Touche.

Audit Fees: The aggregate fees billed for the audit of our annual financial statements for the fiscal years ended September 30, 2009 and 2008 and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q were $1,220,000 and $1,681,919, respectively, and included fees for Sarbanes-Oxley Section 404 attestation procedures.

Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2009 and 2008 were $35,000 and $36,000, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included: employee benefit and compensation plan audits, audits of certain subsidiaries, and consulting on financial accounting/reporting standards.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended September 30, 2009 and 2008 were $990,543 and $612,664, respectively. These fees related to professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. These services included preparation of original (2008) and amended tax returns for various fiscal years for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from “Audit-Related” items.

All Other Fees: No other fees were paid to Deloitte & Touche in either fiscal year 2009 or fiscal year 2008.

Our Audit Committee annually approves each year’s engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors. All non-audit services described above were pre-approved by our Audit Committee.

PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

Background

Our Board of Directors is requesting stockholder approval of an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized number of shares of common stock from 80,000,000 shares to 180,000,000 shares. The text of the proposed amendment is attached as Annex A to this Proxy Statement.

As of February 23, 2010, there were 62,189,412 shares of common stock issued and outstanding, 3,112,263 shares reserved for issuance upon conversion of our 4 5/8% Senior Convertible Notes due 2024, up to 12,500,000 reserved for issuance upon conversion of our 7 1/2% Mandatory Convertible Subordinated Notes due 2013 and 1,651,185 shares reserved for issuance pursuant to the terms of our equity incentive plans. Accordingly, we have only approximately 547,000 shares of common stock currently available for future issuances.

Under Delaware law, we may issue shares of common stock only to the extent such shares have been authorized for issuance under our Amended and Restated Certificate of Incorporation. The additional common stock to be authorized by adoption of this proposed amendment would have rights identical to our currently authorized and outstanding common stock. Adoption of the proposed amendment and issuance of any additional shares of common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of the voting rights of current stockholders.

Purpose and Effect of the Increase in the Amount of Our Authorized Common Stock

Our Board of Directors believes it is desirable to have additional shares of common stock available to provide additional flexibility to use our capital stock for business and financial purposes in the future. The additional shares may be used for various purposes without further stockholder approval, subject to applicable laws and NYSE listing requirements that may require stockholder approval for certain issuances of additional shares. These purposes may include: raising capital; establishing strategic relationships with other companies; expanding our business through acquisitions; providing equity incentives to our employees and directors; and other purposes.

Other than the shares of common stock currently reserved for issuance under our existing equity incentive and employee stock purchase plans, upon conversion of our outstanding convertible notes, as well as the additional shares of common stock that would be reserved for issuance under the Beazer Homes USA, Inc. 2010 Equity Incentive Plan if it is approved by stockholders at the annual meeting (see Proposal 4), we currently do not have any plans or arrangements to issue additional shares of common stock. However, as we continue to focus on improving our overall capitalization, we may consider selling additional shares of our common stock (or securities convertible or exchangeable into shares of our common stock) in public and/or private transactions, subject to market conditions.

Termination of Section 382 Stockholder Rights Plan

We previously had in place a stockholder rights plan pursuant to which stock purchase rights were distributed with respect to each outstanding share of our common stock and any shares issued after the adoption of the plan would also include the stock purchase rights. The plan was intended to reduce the likelihood of an unintended “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and thereby protect stockholder value by preserving our ability to use our net operating loss carryforwards. However, as a result of recently enacted tax legislation and a corresponding federal income tax refund filing made by us in December 2009, we believe that the preservation of our existing net loss carryforwards may no longer be necessary as our federal income tax refund filing significantly reduced our net operating loss carryforwards. As a result, we accelerated the expiration date of our stockholder rights plan in order that it would terminate in January 2010. Unless we adopt a new stockholder rights plan, the additional shares authorized by the proposed amendment, when issued (as well as any shares currently outstanding), will not include any stock purchase rights.

The Proposed Amendment

If approved by stockholders, the amendment to increase our authorized common stock will become effective upon the filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, which such filing we expect to make promptly after approval of our stockholders. The proposed amendment is attached as Annex A to this Proxy Statement.

Recommendation

Our Board of Directors recommends that stockholders vote FOR the proposed amendment.

PROPOSAL 4 — APPROVAL OF THE BEAZER HOMES USA, INC. 2010 EQUITY INCENTIVE PLAN

Long-term equity incentive awards have historically been a significant part of our overall compensation plan. Most of our outstanding equity awards were granted under our Amended and Restated 1999 Stock Incentive Plan, which expired in late 2009. As a result, upon the recommendation of the Compensation Committee, our Board of Directors adopted the Beazer Homes USA, Inc. 2010 Equity Incentive Plan (the “Plan”) on February 4, 2010. If approved by stockholders, the Plan will replace the expired Amended and Restated 1999 Stock Incentive Plan and will provide us with the ability to continue to utilize equity incentive awards as a part of our overall compensation structure.

Key features of the Plan include:

•	All awards must be granted at the fair market value of the award on the grant date.

•

The maximum number of shares of our common stock that may be issued under the Plan pursuant to awards is 6,000,000 shares; provided, that only 3,000,000 of the shares may be issued in connection with full value awards (which are awards other than options, stock appreciation rights or other stock-based awards in the nature of purchase rights).

•	The Plan does not include any reload or “evergreen” share replenishment features.

•	Awards under the Plan will be subject to a three-year minimum vesting period for time-based awards or a one-year minimum performance period for performance based-awards.

•	No dividends will be paid on awards subject to performance objectives until the performance objectives have been met.

•	Without stockholder approval, we may not reprice awards or repurchase awards that are subject to forfeiture or have not yet vested.

•	Any material amendments to the Plan will require stockholder approval.

•	The Plan will be administered by our Compensation Committee, which is comprised entirely of independent directors.

A summary of the principal features of the Plan is included below. However, every aspect of the Plan is not addressed in this summary and stockholders are encouraged to read the full text of the Plan which is attached to this Proxy Statement as Annex B.

Reasons for the Plan and Recommendation of the Board

As described in more detail below in this Proxy Statement under “Executive Compensation — Compensation Disclosure and Analysis,” we believe our compensation programs are structured to attract, retain and motivate our employees, officers and directors. Given the recent distressed financial markets, the worst homebuilding environment in history and the significant litigation and regulatory challenges we recently faced and continue to face, our ability to retain and motivate employees, officers and directors is critical to help ensure that we continue to weather the current economic downturn and be appropriately positioned to capitalize on a housing market recovery when it occurs. Our Board of Directors believes that equity incentive awards play a key role in that strategy as they not only help align the interests of employees, officers and directors with those of our stockholders, but the nature of such awards also helps balance out any risks that may be associated with the more short-term performance elements of an individual’s annual compensation.

Our Amended and Restated 1999 Stock Incentive Plan, under which most of our currently outstanding equity awards were granted, expired in late 2009. As a result, unless stockholders approve the Plan, we will be unable to continue to utilize equity incentive awards as part of our overall compensation program. If the Plan is not approved, in order for our compensation levels to remain competitive within our peer group, we would have to restructure our compensation program and would likely need to include more cash incentives or other non-equity based awards. Such alternative awards would not necessarily align officers and employees interests with those of our stockholders. In addition, replacing equity incentive awards with cash compensation would increase our overall cash compensation expense at a time when, given the current homebuilding environment and continued economic uncertainty, we are looking to preserve our liquidity.

While we believe that equity incentive awards should continue to be a significant part of our compensation program, in adopting the Plan our Board of Directors sought to strike an appropriate balance between having sufficient shares available under the Plan to achieve our goals related to the retention and motivation of employees, officers and directors and avoiding significant stockholder dilution.

Our Board of Directors recommends a vote FOR approval of the Beazer Homes USA, Inc. 2010 Equity Incentive Plan.

General Plan Information

The Plan is intended to permit the grant of stock options (both incentive stock options (“ISOs”) and non-qualified stock options (“NQSOs”)), stock appreciation rights (“SARs”), restricted stock (“Restricted Stock Awards”), restricted stock units (“RSUs”), incentive awards (“Incentive Awards”), other stock-based awards (“Stock-Based Awards”) and dividend equivalents (“Dividend Equivalents”). All awards granted under the Plan will be governed by separate written agreements between the Company and the participants. The written agreements will specify the terms and conditions of the award. No right or interest of a participant in any award will be subject to any lien, obligation or liability of the participant. The laws of the State of Delaware govern the Plan and any awards granted thereunder. The Plan is unfunded, and we will not segregate any assets for grants of awards under the Plan.

No awards may be granted after February 3, 2020. As of the date of this Proxy Statement, no awards have been granted under the Plan.

Administration

We will bear all expenses of administering the Plan. Our Compensation Committee will administer the Plan and has the authority to grant awards to such persons and upon such terms and conditions (not inconsistent with the provisions of the Plan) as it may consider appropriate. Our Compensation Committee may act through subcommittees or, with respect to awards granted to individuals who are not our executive officers, directors, or directors of our Affiliates (as defined in the Plan) delegate to one or more of our officers all or part of its duties with respect to such awards.

Eligibility for Participation

Any of our employees or service providers, employees or service providers of our Affiliates, and non-employee members of our Board of Directors or of the Board of Directors of our Affiliates, is eligible to receive an award under the Plan. However, ISOs may only be granted to employees of the Company or one of our Affiliates.

Shares Subject to the Plan

The maximum aggregate number of shares of our common stock that may be issued under the Plan pursuant to awards is 6,000,000 shares, only 3,000,000 of which may be issued as Full Value Awards (as defined in the Plan). Each share issued in connection with an award will reduce the number of shares available under the Plan by one, except that each share covered under a SAR will reduce the number of shares available under the Plan by one even though the share is not actually issued upon settlement of the SAR. Shares relating to awards that are terminated will again be available for issuance under the Plan. Shares not issued as a result of a net settlement of an award, tendered or withheld to pay the price of an award or withholding taxes or purchases on the open market with the proceeds of the exercise price of an award will not again be available for issuance under the Plan.

In any three consecutive calendar years, no participant may be granted Awards (as defined in the Plan) that relate to more than 2,100,000 shares and no participant may be granted Full Value Awards that relate to more than 1,050,000 shares. The maximum number of shares of common stock that may be issued pursuant to awards, the per individual limits on awards and the terms of outstanding awards will be adjusted as is equitably required in the event of corporate transactions and other appropriate events.

Awards

Options

A stock option entitles the participant to purchase from the Company a stated number of shares of common stock. The exercise price per share of common stock underlying any option may not be less than the fair market value of a share of common stock on the date the option is granted. With respect to an ISO granted to a participant who, at the time of grant, beneficially owns more than 10% of the combined voting power of the Company or any of our Affiliates (determined by applying certain attribution rules), the exercise price per share may not be less than 110% of the fair market value of the common stock on the date the option is granted. The exercise price may be paid in cash or, if the agreement so provides, our Compensation Committee may allow a participant to pay all or part of the exercise price by tendering shares of common stock, by a broker-assisted cashless exercise, by means of a “net exercise” procedure, or by any other specified medium of payment. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of the common stock with respect to which an ISO may become exercisable for the first time during any calendar year cannot exceed $100,000; and if this limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as NQSOs.

SARs

A SAR entitles the participant to receive, upon exercise, the excess of the fair market value on that date of each share of common stock subject to the exercised portion of the SAR over the fair market value of each such share on the date of the grant of the SAR. A SAR can be granted alone or in tandem with an option. A SAR granted in tandem with an option is called a Corresponding SAR and entitles the participant to exercise the option or the SAR at which time the other tandem award expires with respect to the number of shares already exercised. No participant may be granted Corresponding SARs in tandem with ISOs which are first exercisable in any calendar year for shares of common stock having an aggregate fair market value (determined as of the date of grant) that exceeds $100,000. A Corresponding SAR may be exercised only to the extent that the related option is exercisable and the fair market value of the common stock upon exercise exceeds the initial value of that portion of the SAR. As set forth in the agreement, the amount payable as a result of the exercise of a SAR may be settled in shares of common stock with a fair market value that equals the amount payable.

Restricted Stock Awards

A Restricted Stock Award is the grant of shares of common stock, which may be subject to forfeiture for a period of time or subject to certain conditions. If the Restricted Stock Award is subject to forfeiture, then prior to forfeiture, a participant will have all rights of a stockholder with respect to a Restricted Stock Award, including the right to vote the shares, provided, however, the participant may not transfer the shares while they are subject to forfeiture. Further, if the Restricted Stock Award is subject to satisfaction of performance objectives, no dividends will be paid on the Restricted Stock Award until such performance objectives have been satisfied. In lieu of retaining the certificates evidencing the shares, we may hold the certificates evidencing the shares in escrow or record the certificates evidencing the shares as outstanding by notation on our stock records.

RSUs

A RSU entitles the participant to receive, upon vesting, shares of our common stock. We will pay the participant one share of common stock for each RSU that becomes earned and payable. No participant shall have any rights of a stockholder with respect to an RSU until the underlying shares of common stock are issued, provided, however, that if any cash dividends are paid with respect to shares subject to RSUs, the number of RSUs will be increased to reflect the payment of the dividends and such additional RSUs will be subject to the same terms and conditions set forth in the Plan and the agreement under which the original RSUs are issued.

Incentive Awards

An Incentive Award entitles the participant to receive an award for a specified dollar amount or number of shares of common stock when certain conditions are met. Incentive Awards will only be settled in shares of common stock. No participant shall have any rights of a stockholder with respect to shares underlying an Incentive Award unless and until the underlying shares of common stock are issued.

Stock-Based Awards

Stock-Based Awards may be denominated or payable in, valued by reference to or otherwise based on shares of common stock, including awards convertible or exchangeable into shares of common stock (or the cash value thereof) and common stock purchase rights and awards valued by reference to the fair market value of the common stock. The purchase price for the common stock under any purchase right may not be less than the fair market value of the shares of the common stock as of the date the award is granted. Cash awards, as an element of or supplement to any other award under the Plan, may also be granted.

Our Compensation Committee is also authorized under the Plan to grant shares of common stock as a bonus, or to grant shares of common stock or other awards in lieu of other obligations of the Company or any of our Affiliates to pay cash or to deliver other property under the Plan or under any other plans or compensatory arrangements of the Company or any of our Affiliates. Our Compensation Committee will determine the maximum time period in which a Stock-Based Award may be exercised, provided, however no Stock-Based Award will be exercisable after ten years from date the award was granted.

Dividend Equivalents

A Dividend Equivalent is an award that entitles the participant to receive shares of common stock or other awards equal in value to all or a specified portion of dividends paid with respect to shares of our common stock. Dividend Equivalents may be paid or distributed when accrued or deemed to have been reinvested in additional shares of common stock or other awards, subject to restrictions on transferability, risk of forfeiture and any other terms set forth in the written agreement for the award. With respect to any Dividend Equivalent that is subject to performance objectives, no dividends will be paid with respect to such award until the applicable performance objectives have been satisfied. No Dividend Equivalents may be granted in connection with Options, SARs or Stock-Based Awards in the nature of purchase rights.

Performance Objectives and Time-Based Vesting

Our Compensation Committee has discretion to establish objectively determinable performance conditions for when awards will become vested, exercisable, and payable. Objectively determinable performance conditions generally are performance conditions (a) that are established in writing (i) at the time of grant or (ii) no later than the earlier of (x) 90 days after the beginning of the period of service to which they relate and (y) before the lapse of 25% of the period of service to which they relate; (b) that are uncertain of achievement at the time they are established and (c) the achievement of which is determinable by a third party with knowledge of the relevant facts. These performance conditions may be based on one or any combination of metrics related to our financial, market or business performance and the length of the performance period associated with performance conditions will be at least one year. Performance conditions may be related to a specific customer or group of customers or geographic region. The form of the performance conditions also may be measured on a Company, Affiliate, division, business unit, service line, segment or geographic basis or a combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or nonrecurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned performance criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). An award that is intended to become exercisable, vested or payable on the achievement of performance conditions means that the award will not become exercisable, vested or payable solely on mere continued employment or service. However, such an award, in addition to performance conditions, may be subject to continued employment or service by the participant. Additionally, the vesting, exercise or payment of an award can be conditioned on mere continued employment or service or on performance conditions other than those set forth above if the award is not intended to qualify as performance-based.

The performance conditions may, among others, include any or any combination of the following: total return to stockholders; cash flow; return on assets, capital, equity or sales; stock price; basic or diluted earnings per share; reduction of outstanding debt; gross, operating or net earnings; tangible net worth; market share; earnings before interest and taxes (including adjusted EBIT); earnings before interest, taxes, depreciation and/or amortization (including adjusted EBITDA); productivity ratios; expense targets; working capital targets; customer retention; competitive market metrics; employee retention; objective measures of personal targets, goals or completion of projects; or peer group comparisons of any of the aforementioned performance conditions.

The above performance conditions are intended to permit our Compensation Committee to grant awards that constitute “qualified performance-based compensation” that is exempt from the $1 million limit on deductible compensation payable to our Chief Executive Officer or any of our three other highest paid officers, other than our chief executive officer or our Chief Financial Officer.

Awards that are not subject to the satisfaction of performance objectives will be subject to a minimum time-based vesting period of at least three years. However, this three-year minimum for time-based vesting, and the one-year minimum performance period for performance-based vesting, do not apply to awards made as inducement grants upon the hiring of an officer or employee.

Form and Timing of Payments

Payments to be made by us upon the exercise of an Option or SAR or settlement of any other award may be made in the form of shares of common stock or other awards as our Compensation Committee may determine and set forth in the written agreement for the award, and may be made in a single payment or transfer, in installments or on a deferred basis.

Stockholder Rights

No participant shall have any rights as a stockholder of the Company until such award is settled by the issuance of common stock (other than such rights as a stockholder to which the participant may be entitled pursuant to the specific terms of the award).

Maximum Award Period

No award shall be exercisable or become vested or payable more than ten years after the date of grant. An ISO granted to a participant who beneficially owns more than 10% of the combined voting power of the Company or any of our Affiliates (determined by applying certain attribution rules) or a Corresponding SAR that relates to such an ISO may not be exercisable more than five years after the date of grant.

Change in Control

In the event of or in anticipation of a Change in Control (as defined in the Plan) and, with respect to awards that are subject to Section 409A (“409A Award(s)”) of the Internal Revenue Code of 1986, as amended (the “Code”), only to the extent permitted by Section 409A of the Code, our Compensation Committee in its discretion may terminate outstanding awards (a) by giving the participants notice and an opportunity to exercise the awards that are then exercisable and then terminating, without any payment, all awards that have not been exercised (including those that were not exercisable) or (b) by paying the participant the value of the awards that are then vested, exercisable or payable without payment for any awards that are not then vested, exercisable or payable or that have no value. Alternatively, our Compensation Committee may take such other action as it determines to be reasonable under the circumstances to permit the participant to realize the value of the award. Awards will not be terminated to the extent they are to be continued after the Change in Control. Except as otherwise provided in the agreement covering the award, if a participant who is employed by (or a director of or other service provider to) us or any of our Affiliates at the time of the Change in Control then holds (i) one or more Options, SARs or Stock-Based Awards that are in the nature of purchase rights, all such Options, SARs and Stock-Based Awards shall become fully exercisable on and after the Change in Control (subject to the expiration provisions otherwise applicable to such awards), and any shares of Common Stock purchased by the participant under such awards following such Change in Control shall be fully vested upon exercise, or (ii) one or more Full Value Awards, such Full Value Awards shall become fully vested on the date of the Change in Control; provided, however, that, if the amount of the award where the vesting is to be determined is based on the level of performance achieved, the target level performance shall be deemed to have been achieved.

Compliance with Applicable Law

No award shall become exercisable, vested or payable except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax, withholding and securities laws), any listing agreement with any stock exchange to which we are a party and the rules of all domestic stock exchanges on which our shares may be listed.

Amendment and Termination of Plan

Our Board of Directors may amend or terminate the Plan at any time; provided, however, that no amendment may adversely impair the rights of a participant with respect to outstanding awards without the participant’s consent. An amendment will be contingent on approval of our stockholders, to the extent required by law, any tax or regulatory requirement, by the rules of any stock exchange on which our securities are then traded or if the amendment would (a) increase the benefits accruing to Plan participants, (b) increase the aggregate number of shares of common stock issuable under the Plan, (c) modify the eligibility requirements of the Plan, (d) change the performance conditions set forth in the Plan or (e) accelerate the time when awards may be exercised, become transferable or nonforfeitable or become earned and payable (except in connection with a Change in Control). Additionally, to the extent our Board of Directors deems necessary to continue to comply with the performance-based exception to the deduction limits of Code Section 162(m), our Board of Directors will submit the material terms of the stated performance conditions to our stockholders for approval no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the performance objectives.

Forfeiture Provisions; No Repricings

Awards do not confer upon any individual any right to continue in the employ of or service to the Company or any of our Affiliates. All rights to any award that a participant has will be immediately forfeited if the participant is discharged from employment or service for Cause (as defined in the Plan). Except to the extent approved by our stockholders, the Plan does not permit (a) any decrease in the exercise or purchase price or base value of any outstanding awards, (b) the issuance of any replacement Options, SARs or Stock-Based Awards in the nature of purchase rights, which shall be deemed to occur if a participant agrees to forfeit an existing Option, SAR or Stock-Based Award in the nature of purchase rights in exchange for a new Option, SAR or Stock-Based Award in the nature of purchase rights with a lower exercise or purchase price or base value, (c) us to repurchase underwater or out-of-the-money Options, SARs or Stock-Based Awards in the nature of purchase rights, which shall be deemed to be those Options, SARs or Stock-Based Awards in the nature of purchase rights with exercise or purchase prices or base values in excess of the current fair market value of the shares of common stock underlying the Option, SAR or Stock-Based Award in the nature of purchase rights, (d) the issuance of any replacement or substitute awards or the payment of cash in exchange for, or in substitution of, underwater or out-of-the-money Options, SARs or Stock-Based Awards in the nature of purchase rights, (e) us to repurchase any awards under the Plan if such award has not become exercisable, vested or payable prior to the repurchase or (f) any other action that is treated as a “repricing” under generally accepted accounting principles.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences associated with awards under the Plan. The discussion is based on laws, regulations, rulings and court decisions currently in effect, all of which are subject to change.

ISOs

A participant will not recognize taxable income on the grant or exercise of an ISO. A participant will recognize taxable income when he or she disposes of the shares of common stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after its exercise, the participant will recognize long-term capital gain (or loss) to the extent the amount realized from the disposition exceeds (or is less than) the participant’s tax basis in the shares of common stock. A participant’s tax basis in the common stock generally will be the amount the participant paid for the stock. If common stock acquired under an ISO is disposed of before the expiration of the ISO holding period described above, the participant will recognize as ordinary income in the year of the disposition the excess of the fair market value of the common stock on the date of exercise of the ISO over the exercise price. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares. Special rules apply if a participant pays the exercise price by delivery of common stock.

We will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of common stock acquired under an ISO before the expiration of the ISO holding period described above, we generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

NQSOs

A participant will not recognize any taxable income on the grant of a NQSO. On the exercise of a NQSO, the participant will recognize as ordinary income the excess of the fair market value of the common stock acquired over the exercise price. A participant’s tax basis in the common stock is the amount paid plus any amounts included in income on exercise. Special rules apply if a participant pays the exercise price by delivery of common stock. The exercise of a NQSO generally will entitle us to claim a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

SARs

A participant will not recognize any taxable income at the time SARs are granted. The participant at the time of receipt will recognize as ordinary income the amount of cash and the fair market value of the common stock that he or she receives. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Restricted Stock Awards

A participant will recognize ordinary income on account of a Restricted Stock Award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The ordinary income recognized will equal the fair market value of the common stock on such date. However, even if the shares under a Restricted Stock Award are both nontransferable and subject to a substantial risk of forfeiture, the participant may make a special “83(b) election” to recognize income, and have his or her tax consequences determined, as of the date the Restricted Stock Award is made. The participant’s tax basis in the shares received will equal the income recognized plus the price, if any, paid for the Restricted Stock Award. We generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes.

RSUs

The participant will not recognize any taxable income at the time RSUs are granted. When the terms and conditions to which the RSUs are subject have been satisfied and the RSUs are paid, the participant will recognize as ordinary income the fair market value of the common stock he or she receives. We generally will be entitled to a federal income tax deduction equal to the ordinary income the participant recognizes.

Incentive Awards

A participant will not recognize any taxable income at the time an Incentive Award is granted. When the terms and conditions to which an Incentive Award is subject have been satisfied and the award is paid, the participant will recognize as ordinary income the amount of cash and the fair market value of the common stock he or she receives. We generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes.

Stock-Based Awards

A participant will recognize ordinary income on receipt of cash or shares of common stock paid with respect to a Stock-Based Award. We generally will be entitled to a federal tax deduction equal to the amount of ordinary income the participant recognizes.

Dividend Equivalents

A participant will recognize as ordinary income the amount of cash and the fair market value of any common stock he or she receives on payment of the Dividend Equivalents. To the extent the Dividend Equivalents are paid in the form of other awards, the participant will recognize income as otherwise described herein.

Limitation on Deductions

The deduction by a publicly-held corporation for otherwise deductible compensation to a “covered employee” generally is limited to $1,000,000 per year. An individual is a covered employee if he or she is the chief executive officer or one of the three highest compensated officers for the year (other than the chief executive officer or chief financial officer). The $1,000,000 limit does not apply to compensation payable solely because of the attainment of performance conditions that meet the requirements set forth in Section 162(m) of the Code and the regulations thereunder. Compensation is considered “qualified performance-based compensation” only if (a) it is paid solely on the achievement of one or more performance conditions; (b) a committee consisting solely of two or more “outside directors,” such as our Compensation Committee, sets the performance conditions; (c) before payment, the material terms under which the compensation is to be paid, including the performance conditions, are disclosed to, and approved by, the stockholders and (d) before payment, our Compensation Committee certifies in writing that the performance conditions have been met. The Plan has been designed to enable our Compensation Committee to structure awards that meet the requirements for qualified performance-based compensation that would not be subject to the $1,000,000 per year deduction limit.

Other Tax Rules

The Plan is designed to enable our Compensation Committee to structure awards that will not be subject to Code Section 409A, which imposes certain restrictions and requirements on deferred compensation. However, our Compensation Committee may grant awards that are subject to Code Section 409A. In that case, the terms of such 409A Award will be (a) subject to the deferral election requirements of Section 409A; and (b) may only be paid upon a separation from service, a set time, death or disability, a change in control or an unforeseeable emergency, each within the meanings of Section 409A. Our Compensation Committee shall not have the authority to accelerate or defer a 409A Award other than as permitted by Code Section 409A. Moreover, any payment on a separation from service of a Specified Employee (as defined in the Plan) will not be made within the six months following the separation from service (or upon the participant’s death, if earlier) as required by Code Section 409A.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of September 30, 2009 with respect to our shares of common stock that may be issued under our existing equity compensation plans, all of which have been approved by our stockholders:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options/SSARs (1)	Weighted Average Exercise Price of Outstanding Options/SSARs	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected in Column (a)) (1)(2)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders (2)	2,108,914	$33.07	18,643

(1)	Does not include shares to be issued upon exercise of outstanding options or SSARs under the Beazer Homes USA, Inc. 2010 Equity Incentive Plan.

(2)	All shares listed were issuable under our Amended and Restated 1999 Stock Incentive Plan, which expired in November 2009. As a result, we currently have no shares reserved for issuance under equity compensation plans pending approval of the Beazer Homes USA, Inc. 2010 Equity Incentive Plan.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 23, 2010 with respect to the beneficial ownership of our common stock by each director, each of our Named Executive Officers (“NEOs”), and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)(3)(4)(5)	Percent of Outstanding (6)
Laurent Alpert	37,500	*
Brian C. Beazer	95,067	*
Michael H. Furlow (7)	250,941	*
Kenneth F. Khoury	66,672	*
Peter G. Leemputte	14,491	*
Ian J. McCarthy	1,045,342	1.67%
Allan P. Merrill	239,226	*
Norma A. Provencio (8)	0	*
Larry T. Solari	29,363	*
Stephen P. Zelnak, Jr.	43,388	*
Directors and Executive Officers as a Group (10 persons)	1,821,990	2.91%

*	Less than 1%

(1)	Beneficial ownership includes restricted stock as follows: Mr. Alpert — 7,500, Mr. Beazer — 13,362, Mr. Furlow — 50,485, Mr. Khoury — 66,672, Mr. Leemputte — 12,500, Mr. McCarthy — 105,851, Mr. Merrill — 186,285, Mr. Solari — 7,500, and Mr. Zelnak — 7,500. Such shares of restricted stock were awarded under the 1999 Plan and will vest unconditionally between three and seven years from the date of grant.

(2)	Beneficial ownership includes performance-based restricted stock as follows: Mr. Furlow — 11,669, Mr. McCarthy — 26,255, and Mr. Merrill — 52,941. Such shares of restricted stock were awarded under the 1999 Plan, and will vest contingent upon the achievement of performance criteria based on the Company’s total shareholder return as compared to the total shareholder return of the Performance Stock Peer Group.

(3)	Beneficial ownership includes shares of our common stock held through our 401(k) plan as follows: Mr. McCarthy — 5,102, and Mr. Furlow — 4,569.

(4)	Beneficial ownership includes shares underlying stock options/SSARs, respectively, which were fully vested and exercisable at, or will vest within 60 days of February 23, 2010 as follows: Mr. Alpert — 19,500, Mr. Beazer — 5,374, Mr. Furlow — 116,686, Mr. Leemputte — 1,500, Mr. McCarthy — 262,544, Mr. Solari — 13,500, and Mr. Zelnak — 31,500.

(5)	Beneficial ownership does not include the right to receive shares of common stock, currently represented by restricted stock units, which directors are entitled to receive three years from the award date in lieu of a portion of their annual retainer as follows: Mr. Beazer — 2,576, Mr. Leemputte — 2,576, Mr. Solari — 2,576, and Mr. Zelnak — 2,576.

(6)	Based upon 62,189,412 shares of outstanding common stock as of February 23, 2010, adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his or her stock options/SSARs listed in footnote 4 above (and assuming no other stock options/SSARs are exercised). Shares of common stock subject to stock options/SSARs that are currently exercisable or vested, or will become exercisable or vested within 60 days of the date of February 23, 2010 are deemed outstanding for computing the percentage ownership of the person holding such stock options/SSARs, but are not deemed outstanding for computing the percentage ownership of any other persons.

(7)	Mr. Furlow resigned his position as Executive Vice President and Chief Operating Officer effective August 6, 2009 and became our Division President — Charleston/Myrtle Beach/Savannah. Accordingly, he ceased to be an executive officer on August 6, 2009.

(8)	Ms. Provencio was elected as a director on November 20, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our executive officers and directors and persons who own more than ten percent of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish us with copies of the reports they file. Based solely on a review of the copies of the Section 16(a) reports and amendments thereto received by us and on written representations that no other reports were required, we believe that all reports required pursuant to Section 16(a) for fiscal year 2009 were timely filed by all persons known by us to be required to file such reports with respect to our securities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

For 2009, our NEOs were comprised of our Chief Executive Officer, our Chief Financial Officer and our two other most-highly compensated executive officers. As explained below, the actions taken by our Compensation Committee during fiscal 2009 with respect to NEO compensation reflects the seriousness with which the Committee views executive compensation particularly in light of distressed financial markets, the worst homebuilding environment in history and the significant litigation and regulatory challenges we confronted during the past year. During fiscal 2009, our Compensation Committee approached executive compensation by focusing on areas where the efforts of key members of our leadership team more directly led to meaningful improvements in our financial and operating performance. For instance, during fiscal 2009, we continued to reduce our direct costs, overhead expenses and land spending. In addition, we took important steps to protect our liquidity and reduce our total indebtedness while continuing to focus on our net worth position. Further, we were able to resolve and settle important potential governmental enforcement actions and related private litigation, removing major uncertainties for the Company and enabling us to better focus on our business and access capital markets as we continue to navigate very challenging economic conditions.

Role of the Committee, Management and Advisors

Historically, the fundamental responsibilities of our Compensation Committee have included:

•	establishing, reviewing, overseeing and approving yearly performance objectives for our NEOs;

•	evaluating the NEOs’ performance in light of those performance objectives; and

•

based on this evaluation, either as a Committee, or together with other independent directors (as directed by our Board of Directors), determine and approve the compensation level and individual compensation elements for our Chief Executive Officer (with input from our Non-Executive Chairman) and, with our Chief Executive Officer’s input, for other executive officers.

During fiscal 2009, our Compensation Committee relied heavily on regular discussions and information sessions with key members of the management team to stay informed of our evolving needs as well as suggestions for appropriate compensation plans that would suitably incentivize the management team in light of those needs. Specifically, during the course of fiscal 2009, the Compensation Committee received support from our Non-Executive Chairman, Chief Executive Officer, Chief Financial Officer, General Counsel and Senior Vice President for Human Resources. However, our Chief Executive Officer and Non-Executive Chairman clearly played the largest roles among this group. During fiscal 2009, our Chief Executive Officer reviewed the performance of each of his direct reports, which included all of our other current NEOs, and made recommendations to our Compensation Committee based on his review. In addition, our Non-Executive Chairman prepared and presented an assessment to our Compensation Committee of the performance of our Chief Executive Officer. Our Chief Executive Officer was present for Compensation Committee deliberations related to the compensation of his direct reports, but not for Compensation Committee discussions related to his own pay.

In addition, during fiscal 2009, our Compensation Committee received executive compensation advice from PricewaterhouseCoopers (“PWC”). Our Compensation Committee engaged PWC to provide general executive compensation consulting services and to be available to respond to Compensation Committee members’ questions as necessary. PWC’s services during fiscal 2009 included compensation plan design services, compensation benchmarking and providing review and advice regarding compensation disclosures in our Annual Report on Form 10-K, as amended, and this Proxy Statement.

Compensation Philosophy and Objectives

Business conditions in the residential housing industry remained exceedingly difficult during fiscal 2009, resulting in continued declines in our revenues and continued losses. In addition, fiscal 2009 was a critical year for us as we dealt with the potential for significant criminal and civil actions arising from several high profile governmental investigations of the Company and related private litigation. Accordingly, our Compensation Committee determined it was imperative that pay practices remain flexible throughout the year in order that they could be rapidly adapted to our changing needs. That said, the fundamental principles of our Compensation Committee’s executive compensation philosophy remained unchanged for fiscal 2009. Our core compensation objective continues to be that we will pay for performance — we believe we should pay higher compensation when our management team succeeds and lower compensation when it does not. In addition we believe that our pay programs should be structured to attract, retain and motivate the senior management team to help ensure we weather the current economic downturn and are appropriately positioned to capitalize on a housing market recovery when it occurs.

Historically, our executive compensation programs were premised on the achievement of pre-determined financial and non-financial metrics. However, as a result of the highly unique set of circumstances facing the Company at the start and during most of fiscal 2009, our Compensation Committee believed that establishing strict performance metrics that in all likelihood would require significant revisions and adjustment as the year progressed would not only be impractical but would not serve their intended purposes of rewarding performance and incentivizing senior management.

For the last several years our top executives have worked with fewer resources, yet with greater duties and responsibilities due to overhead and workforce reductions. In addition, due to significant declines in the price of our stock, the stock options previously issued to our executives currently have significantly reduced value or potential value, and the restricted stock they have been awarded in the past is worth only a fraction of what it was worth when it was awarded. Typically, when such equity grants are not providing the long-term incentives that they were intended to produce, companies will make new grants to its executive management team at the then-lower prices to ensure management is properly motivated, retained and their interests are aligned with stockholders. However, during the last several years — and in particular during fiscal 2009 — our Compensation Committee was severely limited in its ability to grant such additional equity-based awards. As a result of the criminal and civil investigations of the Company by the U.S. Department of Justice, in December 2007 we imposed a “black out” period with respect to the purchase of shares of its common stock under our 401(k) plan. As required by the Sarbanes-Oxley Act, until the blackout was lifted late in fiscal 2009 after the resolution of the Department of Justice investigations, our Compensation Committee could not make equity-based grants to our executive management team, including our NEOs.

In addition, the low number of shares that remained available under our Amended and Restated 1999 Stock Incentive Plan (the “1999 Plan”) and the depressed trading price of our common stock, coupled with its volatility as a result of continued difficult market conditions and the other uncertainties facing us, also impacted our ability to utilize equity-based long-term incentive awards to provide a level of value consistent with its normal long-term compensation philosophy. When the criminal and civil investigations were settled late in fiscal 2009, we were once again able to (and did) make equity awards, although at significantly reduced value levels. Our Compensation Committee desires that for fiscal 2010, the total compensation of our executive management team, including our NEOs, will again include more long-term equity incentive grants consistent with the Company’s normal compensation practices. To do this, we are asking our stockholders to approve the Beazer Homes USA, Inc. 2010 Equity Incentive Plan at the annual meeting of stockholders (see Proposal 4). However, the limited number of shares likely to be allocated to such a plan may still not be sufficient to provide competitive incentives and rewards to our management team, including our NEOs.

The balance between our annual and long-term compensation historically has been struck through a mix of base salary, annual cash incentive compensation and long-term incentives consisting of equity-based compensation. Our Compensation Committee believes that levels of base salary and incentive compensation with respect to total compensation should be set based on a variety of factors, including Company and executive performance, each executive’s specific roles, responsibilities and skill sets as well as our ability to attract and retain qualified executives. Our Compensation Committee believes this breakdown of total compensation under normal conditions is consistent with its pay for performance philosophy, helps to ensure management’s interests are directly aligned with those of stockholders and reduces risks that may be associated with compensation that is focused on the achievement of only short-term objectives. The totality of each NEO’s compensation is also important — so that overall compensation is in line with what our Compensation Committee believes is appropriate and competitive with other companies within our peer group with which we compete for executive talent at the NEO level.

Given the unfavorable business conditions and other uncertainties facing us during fiscal 2009, our Compensation Committee used its best judgment when approving the mix and levels of the various compensation components for our NEOs and did not adhere to any set formulas or formal allocations for any one component within the total amount of an NEO’s overall compensation. Although when considering compensation for each of our NEOs, our Compensation Committee took into account the broad range of both quantitative and qualitative factors described above, the most important factor was our current financial condition.

During fiscal 2009 our Compensation Committee reviewed and examined publicly-available compensation and performance data from a peer group of large homebuilders. The peer group consisted of D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., NVR, Inc., Pulte Homes, Inc. (which in 2009 acquired Centex Corporation, a company our Compensation Committee previously included in our peer group), The Ryland Group, Inc., and Toll Brothers, Inc. These companies were chosen because they constitute the nation’s largest publicly-traded homebuilders and tend to be among our chief competition in markets where we operate. While our Compensation Committee believes information regarding pay practices at other publicly-held homebuilders is useful to establish that our executive compensation practices are reasonable, it does not establish compensation levels based on benchmarking industry practices alone.

For fiscal 2010, as market and other factors have begun to stabilize, our Compensation Committee expects to continue to focus on and reward our executives for achievement of goals where their efforts more directly lead to meaningful Company improvements. In addition, the more stabilized and therefore predictable operating environment also means that our Compensation Committee will be able to return to its prior practice of pre-establishing annual performance metrics. Critical goals for 2010 will be to continue to maintain a strong cash position to preserve liquidity, restructure the Company’s capitalization (including executing strategies to reduce debt and extend debt maturities) and access growth capital in a cost effective manner. As set forth in greater detail below, our Compensation Committee has adopted a bonus plan for fiscal 2010 that will reward the key members of our management team for balance sheet improvements and meeting profitability targets. Our Compensation Committee believes that by establishing these goals, which emphasize improvement over prior year metrics, our senior management team will be incented to generate earnings and use our capital wisely.

Elements of Executive Compensation

The following discussion summarizes each element of our compensation program for our NEOs during fiscal 2009 and the rationale for compensation decisions made during the fiscal year.

Base Salary

In addition to the factors described above, base salaries for our NEOs depend on a number of considerations, including the executive’s qualifications, responsibilities and contributions to the Company as well as the amount we historically have paid for a particular position. Base salaries for our NEOs are typically reviewed by our Compensation Committee annually. However, from time to time, circumstances may warrant a review of an NEO’s base salary between annual reviews and our Compensation Committee’s ability to use its discretion to set base salaries based on qualitative factors is an important design feature of our compensation program.

Due to the difficult conditions in the homebuilding industry for fiscal 2009, our Compensation Committee froze the base salaries of our NEOs — as well as those of our entire management teams. Messrs. McCarthy and Furlow have not received an increase in base salary since January 1, 2005, and the annual base salaries for Messrs. Merrill and Khoury have not increased since they joined the Company. In 2010, base salaries for our NEOs will remain frozen in light of the continued economic downturn and challenging conditions in the housing market.

During 2009, Michael H. Furlow, our former Executive Vice President and Chief Operating Officer, indicated that he was considering retiring from the Company. Our Board of Directors believed it was important to retain Mr. Furlow’s long-term knowledge of the Company and expertise in the homebuilding industry, particularly during such difficult market conditions as those being experienced by us. We were able to negotiate a new two-year employment agreement with Mr. Furlow pursuant to which Mr. Furlow will serve as Division President for several of our most important and attractive markets. Mr. Furlow’s initial salary under the agreement is $569,800 and will increase in the second year to $800,000 — an arrangement that we believe will serve to retain Mr. Furlow and help assure us of his continued services and advice during an important time for the Company.

Annual Incentive Compensation

Bonus Plan

Our Compensation Committee previously established the Beazer Homes Employee Bonus Plan (the “2006 Bonus Plan”) for certain of our employees, including the NEOs. Awards under this plan may be granted to participants based in whole or in part on the achievement of financial and non-financial performance guidelines established from time to time at the discretion of our Compensation Committee, but awards may also be made by our Compensation Committee under this plan without reference to any specific performance guidelines. Payments under the 2006 Bonus Plan do not qualify as performance-based compensation under Code Section 162(m).

The 2006 Bonus Plan was the only annual incentive program employed by our Compensation Committee for our NEOs in fiscal 2009. Normally, the Chairman of our Compensation Committee, our Non-Executive Chairman and our Chief Executive Officer are charged with recommending performance guidelines at the start of the year and reviewing our executives’ performance against such guidelines. However, for the reasons outlined above, for fiscal 2009 our Compensation Committee did not adopt strict performance criteria in advance, but instead based awards on a review of individual performance near year end.

As a result of this discretionary review, our Compensation Committee awarded discretionary cash bonuses under the 2006 Bonus Plan to two of our NEOs, Messrs. Merrill and Khoury. See our “Summary Compensation Table” below for additional information regarding these bonuses. Mr. Khoury’s award was granted in recognition of his contributions in connection with the settlement and resolution of significant litigation involving the Company, including matters involving federal and state investigations, class action securities litigation, as well as shareholder derivative litigation. The award made to Mr. Merrill was granted in recognition of his successful efforts to preserve our liquidity during an extremely volatile and difficult operating environment, increase our net worth and begin reducing our indebtedness. In light of our difficult financial position, Mr. McCarthy did not receive a cash bonus in fiscal 2009, even though our Compensation Committee believed that Mr. McCarthy’s leadership and decisive action, during an extraordinarily tough business environment, were instrumental to the Company as we adapted to rapidly changing and deteriorating economic conditions. Our Compensation Committee determined it would not be appropriate to award a cash bonus to Mr. Furlow in light of his new employment arrangements with us.

2010 Incentive Compensation Plan for Senior Corporate Officers

In fiscal 2010, our Compensation Committee established a “target bonus potential” and a “maximum bonus potential” for the Company’s senior management team, including Messrs. McCarthy, Merrill and Khoury, based on a percentage of the senior manager’s base salary, which is shown in the table below for Messrs. McCarthy, Merrill and Khoury.

	Target Bonus Potential	Maximum Bonus Potential
Ian J. McCarthy	100%	150%
Allan P. Merrill	100%	150%
Kenneth F. Khoury	100%	150%

The target bonus potentials were designed to deliver a competitive mix of compensation elements (salary vs. annual bonus) and to deliver competitive total compensation when combined with current base salaries and expected long-term incentive awards later in fiscal 2010. The maximum bonus potential was designed to deliver performance-based upside opportunity with a cap and holdback component to discourage inappropriate short-term risk-taking.

As indicated above, achievement of the target and maximum bonus potential amounts by Messrs. McCarthy, Merrill and Khoury will be based on their respective achievements of elements within two new programs under the Bonus Plan: a Balance Sheet Improvement Program (the “BSI Program”), and an Economic Profit Account Program (the “EPA Program”) that includes a broad range of management participants. In order for our NEOs to receive a bonus under the EPA Program, divisional management must achieve certain performance goals established under the EPA Program.

The BSI Program focuses on our fiscal 2010 goals of maintaining a strong cash position to preserve liquidity while restructuring our overall capitalization. As part of the BSI Program, our Compensation Committee approved three primary performance measures to be used in fiscal 2010: (1) the extinguishment or extension of long-term debt maturities (40% weight); (2) the execution of transactions that improve our tangible net worth, excluding certain charges related to such transactions and further excluding operating losses (40% weight); and (3) accessing additional capital for our continued growth (20% weight). We believe that each of these performance measures are quantifiable indicators of our overall financial strength, which is important in order for the Company to be able to continue to withstand current economic conditions and the downturn in the housing market. Each of Messrs. McCarthy, Merrill and Khoury is eligible to participate in the BSI Program.

Our Compensation Committee approved threshold and target levels for each of the three performance measures under the BSI Program. If the threshold level or target level performance goal was achieved for each of the performance measures, participants who are NEOs could receive 33% and 66%, respectively, of their target bonus potential. However, each performance measure under the BSI Program is measured separately and, therefore, threshold level and target level achievement may be mixed between the three performance measures. If the actual performance falls between the threshold and target levels, straight line interpolation will be used to calculate the actual bonus amount under the BSI Program. No additional amounts will be paid under the BSI Program if the actual performance measures exceed the target level.

Under the EPA Program, our economic profit performance for 2010 is determined by calculating changes from the prior fiscal year in the Company’s EBIT, minus changes from the prior fiscal year in the Company’s overall “capital charge.” The capital charge is equal to 15% of the change in our average capital employed, excluding both capital related to non-earning assets (primarily land held for future development and property held for sale) and capital related to asset acquisitions or investments approved by the Company subsequent to the start of the fiscal year. The 15% factor represents an estimate of our cost of incremental capital. The EPA Program is designed to reward increases in profitability as well as reductions in capital employed. In order for any bonuses to be paid to a participating NEO under the EPA Program, we must achieve at least 75% of the 2010 budgeted economic profit performance approved by our Compensation Committee.

Our Compensation Committee has established a 2010 threshold level of economic profit performance of 75% of 2010 budgeted economic profit performance and a target level of 100% of 2010 budgeted economic profit performance. If the threshold level or target level of economic profit performance is reached, participants could receive 16.7% and 33.3%, respectively, of their target bonus potential. If actual economic performance falls between the threshold and target levels, straight line interpolation will be used to calculate the bonus amount received under the EPA Program. In addition, if economic profit performance exceeds the 2010 target level, the participants are entitled to participate in any such overage in an amount (the “EPA Overage Amount”) equal to their EPA overage participation percentage (1.0% for Mr. McCarthy, 0.50% for Mr. Merrill and 0.33% for Mr. Khoury). Payment of 50% of any EPA Overage Amount that, when combined with the bonus, if any paid under the BSI Program and the EPA Program, exceeds 100% of the participant’s base salary will be deferred until 2011 and will only be paid if (1) fiscal 2011 EBIT exceeds 2010 EBIT and (2) the participant is still employed by us at the time of the bonus payment in fiscal 2011. In addition, the amount of any EPA Overage Amount will be capped such that the aggregate bonus amount payable under both the BSI Program and the EPA Program does not exceed the participant’s maximum bonus potential, which, as set forth in the table above, cannot exceed 150% of the NEO’s base salary.

In order for any bonuses to be paid to a participating NEO under the BSI or EPA Programs, the threshold levels for the extinguishment or extension of long-term debt maturities and improvements in tangible net worth described above must be met. All payments under, and administration of, the BSI Program and EPA Program will be made at the sole discretion of our Compensation Committee. Accordingly, our Compensation Committee may reduce or disallow any payment under the two programs on a case-by-case basis, including upon a determination by our Compensation Committee that a participant’s decisions or actions failed to comply with our ethical standards or breached corporate policy.

Long-Term Incentive Compensation

Equity-Based Long-Term Incentives

We have historically utilized four equity-based, long-term incentives: stock options, stock-settled stock appreciation rights (“SSARs”), time-based restricted stock, and performance-based restricted stock, all of which were issued under the 1999 Plan.

Grants of equity incentive awards generally have been made annually. Any interim grants typically are made from time to time for new executive appointments and promotions. Our Compensation Committee believes that such grants are an important element of management’s total compensation because they help to align management’s interests with those of our stockholders. In addition, the long-term nature of these awards help balance out any risks that may be associated with the short-term performance elements of the compensation program. Beginning in February 2006, our Compensation Committee adopted a practice of awarding to NEOs 50% of equity incentives in the form of stock options or SSARs and 50% in the form of restricted stock, generally half of which is in the form of time-based restricted stock and half in the form of performance-based restricted stock.

However, based on the limited remaining awards available under the 1999 Plan as described above — especially with respect to shares of restricted stock — our Compensation Committee’s equity incentive grant for fiscal 2009 equated to a mix of 60% stock options and 40% restricted stock.

Our Compensation Committee believes the grant of stock options and restricted stock in tandem provides several benefits. The stock option component provides an absolute performance measure tied directly to the performance of our common stock. In other words, the option has little or no value unless our stock price appreciates — meaning it provides the potential for an increased pay-out if the value of our common stock increases significantly over the exercise price during the life of the option. In addition, we believe restricted stock provides a strong retention incentive in an uncertain market, because it retains some value even during periods of declining stock prices.

Further information on the vesting of performance-based restricted stock and other equity incentives are included in the “Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table” set forth below.

For fiscal 2009, our Compensation Committee awarded equity grants to two of our NEOs, Messrs. Khoury and Merrill. See “Grants of Plan Based Awards” below for additional information regarding these grants. The grants made to Mr. Khoury in 2009 were in recognition of his contributions in connection with the settlement and resolution of the significant litigation involving the Company, described above. In addition, in the relatively short time he has been with us, Mr. Khoury has taken meaningful steps to reduce outside counsel expenses in an environment of increased risk and regulation as well as help build a strong culture of compliance at the Company. Mr. Khoury also provided valuable support to our Board of Directors throughout fiscal 2009. The 2009 awards made to Mr. Merrill were granted in recognition of his successful efforts to preserve our liquidity, increase our net worth and begin reducing our indebtedness, all as more fully described above. During fiscal 2009, Mr. Merrill also increased our visibility and reputation in, and access to, the capital markets. Our Compensation Committee determined it would not be appropriate to award Mr. Furlow any equity grants in light of his new employment arrangements with us.

Our Compensation Committee notes that had there been sufficient shares available for a meaningful grant under the 1999 Plan, it would have considered an award for fiscal 2009 to Mr. McCarthy in recognition of his leadership efforts — which were instrumental to us as we weathered a very difficult year. However, Mr. McCarthy expressed to our Compensation Committee that he felt it more appropriate to use remaining shares available under the 1999 Plan to compensate other employees and thus, at Mr. McCarthy’s request, our Compensation Committee did not grant any equity-based awards to Mr. McCarthy in fiscal 2009.

Deferred Compensation Plan

Effective January 1, 2002, we adopted the Beazer Homes Deferred Compensation Plan to provide eligible employees the opportunity to defer receipt of a portion of their current compensation. For fiscal 2009, we provided matching cash contributions equal to the lesser of 50% of compensation deferred under the plan or 3% of eligible compensation, reduced by the matching contributions credited to the participant under our 401(k) plan. In the case of our Chief Executive Officer, our former Chief Operating Officer and our Chief Financial Officer, the Compensation Committee has historically, in lieu of matching contributions, made discretionary deferred compensation payments on behalf of these executives in annual amounts of $200,000, $100,000, $50,000, respectively, in order to provide an attractive and competitive element of deferred, post-employment or supplemental retirement benefit. For these reasons, discretionary deferred compensation payments generally consistent with those historically paid were made to Messrs. McCarthy, Furlow and Merrill, in fiscal 2009. Our other NEO, Mr. Khoury, does not participate in our Deferred Compensation Plan.

Other Benefits

We do not have a defined benefit pension plan or supplemental executive retirement plan. During fiscal 2009, certain of our NEOs were eligible, as were other senior managers, to use a company car or receive car allowance. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms as other employees; however, our NEOs pay more for their health and welfare programs than other employees for the same benefits. These programs are designed to facilitate retention and are part of our broad-based total compensation, which our Compensation Committee believes to be reasonable, competitive and consistent with our overall executive compensation program.

Change of Control Agreements

Our Board of Directors, at the recommendation of our Compensation Committee, has determined that it is in the best interests of the Company and our stockholders to assure that we will have the continued dedication of our NEOs, notwithstanding the possibility, threat or occurrence of a change of control of the Company. Our

Board of Directors believes it is imperative to diminish the inevitable distraction of an executive by virtue of the personal uncertainties and risks created by a pending or threatened change of control and to encourage the executive’s full attention and dedication to us currently and in the event of any threatened or pending change of control, and to provide the executive with compensation and benefits arrangements upon a change of control which ensure that the compensation and benefits expectations of the executive will be satisfied and which are competitive. As such, we have entered into supplemental employment (change of control) agreements with each of our NEOs. These supplemental employment agreements provide for continued employment of the NEO for two years following a change of control or stated benefits if the NEO’s employment is terminated without cause, or he or she leaves with “good reason” (as defined in the agreements), within two years of a change of control. The change of control provisions in these agreements supersede any similar provisions in an NEO’s employment agreement.

PWC served as advisors to our Compensation Committee in establishing the terms of the supplemental employment agreements. Based in part on the information provided by PWC, our Compensation Committee concluded that the agreements were reasonable in terms of both comparability to competitive practice and advancement of stockholder interests.

A description of additional terms of the supplemental employment agreements may be found below under “Potential Payments Upon Termination or Change of Control.”

Tax Deductibility of Compensation

It is our Compensation Committee’s general policy to consider whether particular payments and awards are deductible to the Company for federal income tax purposes under Code Section 162(m). Section 162(m) limits the deductibility for federal income tax purposes of compensation payments to certain executive officers in excess of $1 million subject to certain exemptions and exceptions. Although our Compensation Committee takes into consideration the provisions of Section 162(m), maintaining tax deductibility is but one consideration among many in the design of our executive compensation program.

Report of Our Compensation Committee

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement and our Annual Report on Form 10-K, as amended.

Larry T. Solari
Stephen P. Zelnak, Jr.

The Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during fiscal 2009 were Messrs. Solari and Zelnak. None of the members of our Compensation Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons” below. During fiscal 2009, none of our executive officers served as a director or member of our Compensation Committee (or other committee of our Board of Directors performing equivalent functions) of another entity an executive officer of which served on our Board of Directors.

Summary Compensation Table

Set forth below is summary compensation information for (1) each person who was at any time during fiscal 2009 our Chief Executive Officer or Chief Financial Officer and (2) at September 30, 2009, our only other two executive officers, other than our Chief Executive Officer and our Chief Financial Officer. We believe it is important to note that the compensation information relating to stock and option awards appearing in the following table is calculated according to SEC rules and does not represent current values which, with respect to Messrs. McCarthy, Furlow and Merrill, are substantially lower due to declines in the value of our common stock. Supplementary disclosure is provided in footnote 3 to the table that we believe provides more meaningful current values.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total
Ian J. McCarthy —	2009	$1,200,000	$0	$2,613,238	$2,408,342	$0	$208,673	$6,430,253
President and Chief Executive Officer	2008	$1,200,000	$0	$3,183,274	$2,692,655	$600,000	$222,936	$7,898,865
	2007	$1,200,000	$0	$3,168,413	$2,947,523	$0	$219,522	$7,535,458

Michael H. Furlow —	2009	$760,272	$0	$1,214,037	$1,074,977	$0	$114,247	$3,163,533
Division President, Charleston/Myrtle Beach/Savannah (5)	2008	$800,000	$0	$1,495,018	$1,237,532	$400,000	$111,697	$4,044,247
	2007	$800,000	$0	$1,495,010	$1,395,412	$0	$111,011	$3,801,433

Kenneth F. Khoury —	2009	$297,180	$100,000	$14,594	$27,001	$0	$5,436	$444,211
Executive Vice President and General Counsel (5)

Allan P. Merrill —	2009	$600,000	$120,000	$758,475	$1,025,819	$0	$66,950	$2,571,244
Executive Vice President and Chief Financial Officer (5)	2008	$600,000	$100,000	$729,287	$974,480	$300,000	$608,252	$3,312,019
	2007	$250,000	$450,000	$303,870	$405,368	$0	$93,667	$1,502,905

(1)	Includes $7,000, $21,000 and $3,000 for Mr. Merrill in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, which were deferred by Mr. Merrill under our Deferred Compensation Plan.

(2)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year in accordance with FAS 123(R) except that estimated forfeitures have been disregarded for these purposes. These columns reflect the Company’s FAS 123(R) amortization expense from awards of restricted stock, RSUs, stock options and SSARs granted in fiscal years 2002, 2004, 2005, 2006, 2007 and 2009, as applicable, that relate to awards that were outstanding during all or a portion of the fiscal year presented above. In fiscal 2009, Messrs. McCarthy and Furlow did not receive any new stock or option award grants and forfeited 26,254 and 11,668 shares of restricted common stock previously granted, respectively, due to failure to achieve specified performance criteria.

(3)	We caution that the amounts reported in the table for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price. For example, the table below reflects the value of the stock awards of certain of our NEOs that would have been expensed in 2009 if our share price at the respective grant dates was $5.59, which was our closing share price at September 30, 2009. In addition, the table also reflects the value of the option awards of certain of our NEOs that would have been expensed in 2009 if our share price on the respective grant dates was $5.59 and the exercise prices remained unchanged from those on the grant dates. The value of Mr. Khoury’s awards are not shown as they are not meaningful in light of his recently joining us and receipt of only one grant in August 2009. Further information regarding the valuation of stock and option awards can be found in Note 1 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2009.

	Change in Equity Value										Total 2009 Compensation if Share Price was $5.59 on the Grant Date (b)
	Stock Awards				Option Awards				Total Difference
Name	2009 Expense in Summary Compensation Table	2009 Expense if Share Price was $5.59 on the Grant Dates	Difference		2009 Expense in Summary Compensation Table	2009 Expense if Share Price was $5.59 on the Grant Dates (a)	Difference
Ian J. McCarthy	$2,613,238	$254,431	-$	2,358,807	$2,408,342	$166,281	-$	2,242,061	-$	4,600,868	$1,829,385
Michael H. Furlow	$1,214,037	$120,110	-$	1,093,927	$1,074,977	$74,284	-$	1,000,693	-$	2,094,620	$1,068,913
Allan P. Merrill	$758,475	$160,614	-$	597,861	$1,025,819	$314,635	-$	711,184	-$	1,309,045	$1,262,199

(a)	Assumes the dividend yield, risk-free interest rate, remaining expected life and volatility as of September 30, 2009 for Black-Scholes calculation purposes.

(b)	Includes Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation from Summary Compensation Table above and 2009 Expense if Share Price was $5.59 on the Grant Dates for Stock and Option Awards.

(4)	“All Other Compensation” consists of the following:

Name	Year	Deferred Compensation Discretionary Lump Sum Contributions	401(k) Company Match	Car Allowance/ Company Car	Relocation Expenses		Total
Ian J. McCarthy	2009	$200,000	$7,350	$1,323	N/A		$208,673
Michael H. Furlow	2009	$84,977	$7,350	$3,134	$18,786	*	$114,247
Kenneth F. Khoury	2009	$0	$5,436	$0	N/A		$5,436
Allan P. Merrill	2009	$50,000	$7,350	$9,600	N/A		$66,950

*	Relocation expenses for Mr. Furlow reflect costs related to his relocation to South Carolina from Georgia, and include $4,412 representing the gross up for the taxable portion of certain of the relocation expenses.

(5)	Mr. Khoury joined the Company effective January 5, 2009. Mr. Merrill joined the Company effective May 1, 2007. Mr. Furlow resigned his position as Executive Vice President and Chief Operating Officer effective August 6, 2009 and became our Division President — Charleston/Myrtle Beach/Savannah. Accordingly, he ceased to be an executive officer on August 6, 2009.

Grants of Plan-Based Awards

The following table shows information about eligible or granted plan-based awards for fiscal 2009 to our NEOs.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Ian J. McCarthy	—	—	—	—	—

Michael H. Furlow	—	—	—	—	—

Kenneth F. Khoury	8/10/2009	66,672	—	$3.94	$262,688
	8/10/2009	—	100,007	$3.94	$297,021

Allan P. Merrill	8/10/2009	133,344	—	$3.94	$525,375
	8/10/2009	—	200,014	$3.94	$594,042

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Equity-Based Incentives

Grants of equity incentive plan awards and the full grant date fair value (determined in accordance with FAS 123(R)) of such awards are disclosed in the “Grants of Plan-Based Awards Table” in the year they are granted. The amount recorded as compensation expense in our income statement in accordance with FAS 123(R) relating to any such awards is disclosed in the “Summary Compensation Table” in the year when the compensation expense is recorded. We caution that the amounts reported in the Summary Compensation Table for these awards reflect our accounting expense and may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price. See Note 3 to “Summary Compensation Table” above.

We have utilized four equity-based, longer-term incentives: stock options, SSARs, time-based restricted stock, and performance-based restricted stock pursuant to the 1999 Plan.

Except in the case of the grants made to Messrs. McCarthy and Furlow in February 2006 and to Mr. Merrill in May 2007, outstanding equity incentives vest as follows:

•

Grants of stock options and SSARs prior to August 2009 vest after three years from the date of grant; grants of stock options beginning in August 2009 vest ratably over a three year period. Awards of stock options and SSARs expire seven years after grant (ten years for stock options granted prior to May 2003).

•

Grants of time-based restricted stock prior to August 2009 vest five years from the date of grant; grants of time-based restricted stock beginning in August 2009 vest three years from the date of grant.

•

Performance-based restricted stock vests after three years from grant contingent upon the ranking of the compound annual growth rate (“CAGR”) of total return to stockholders of our common stock as compared to the CAGR of total stockholder return of the stock of the Performance Stock Peer Group over a defined time period (the “performance period”).

In order to compete more effectively with industry peers in terms of equity vesting and to strengthen the retention impact of equity awards, in June 2008, our Compensation Committee determined that subsequent grants of stock options or SSARs will vest ratably over a three year period and that subsequent grants of time-based restricted stock will vest three years from the date of grant.

The performance criteria and corresponding vesting percentages for performance-based restricted stock are defined as follows:

CAGR Peer Ranking	Vesting Percentage
Above 3rd Ranked Peer	150%
Equal to 3rd Ranked Peer	130%
Equal to or Above 4th Ranked Peer	115%
Equal to or Above 5th Ranked Peer	100%
Equal to or Above 6th Ranked Peer	75%
Equal to or Above 7th Ranked Peer	50%
Below 7th Ranked Peer	0%

Total stockholder return is defined as ending stock price plus dividends paid, divided by beginning stock price. Beginning stock price is defined as the average of the closing stock prices for the 20 trading days ending on the last trading day prior to the first trading day of the applicable performance period. Ending stock price is defined as the average of the closing stock prices for the 20 trading days ending on the last trading day of the performance period.

In February 2006, our Compensation Committee approved long-term stock incentive grants for Messrs. McCarthy and Furlow. Mr. Merrill received a similar grant in May 2007, at the time he joined the Company. For all three NEOs, the vesting schedule for these grants differed from those described above as follows:

•

Performance-Based Restricted Stock: One-third each of the aggregate number of performance-based restricted shares is eligible to vest depending on performance three, four and five years respectively after the beginning of the performance period, as defined in the award agreement. Depending on the level of performance achieved, as measured by the performance criteria described above, between 0% and 150% of shares then eligible for vesting on the performance date will vest. Upon termination of employment other than for cause or voluntary resignation, a portion of the performance-based restricted stock will vest, depending on length of service since the grant date. For Messrs. McCarthy and Furlow, one third of the aggregate number of performance-based restricted shares eligible to vest three years after the beginning of the performance period were forfeited in February 2009 due to failure to achieve any of the specified performance criteria.

•

Time-Based Restricted Stock: Beginning five years after the date of grant, the restrictions on one-third of the time-based restricted stock will lapse each year for three years subject to continued employment. Upon termination of employment other than for cause or voluntary resignation, a portion of the restricted stock will vest, depending on length of service since the grant date.

•

Stock Options or SSARs: Beginning three years after the date of grant, the stock options or SSARs vest one third each year for three years and will expire seven years after the date of grant. Upon termination of employment other than for cause or voluntary resignation, a portion of the stock options or SSARs will vest, depending on length of service since the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and SSARs by our NEOs under our existing equity incentive plans as of September 30, 2009.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options/SSARs (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards
		Exercisable	Unexercisable							Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (9)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (8)
Ian J. McCarthy	4/16/2002	73,824	—		$26.55	4/16/2012	—		—	—	—
	11/15/2002	114,279	—		$20.83	11/15/2012	—		—	—	—
	2/10/2004	45,129	—		$32.96	2/10/2011	—		—	—	—
	11/4/2004	41,379	—		$38.06	11/4/2011	—		—	—	—
	11/4/2004	—	—		—	—	33,102	(4)	$185,040	—	—
	11/15/2005	33,860			$62.02	11/15/2012	—		—	—	—
	11/15/2005	—	—		—	—	27,088	(4)	$151,422	—	—
	2/2/2006	131,272	262,544	(1)	$68.56	2/2/2013	—		—	—	—
	2/2/2006	—	—		—	—	78,763	(5)	$440,285	—	—
	2/2/2006	—	—		—	—	—		—	26,254	$146,760
	11/15/2006	—	—		—	—	40,103	(6)	$224,176	—	—

Michael Furlow	2/10/2004	27,306	—		$32.96	2/10/2011	—		—	—	—
	11/4/2004	25,614	—		$38.06	11/14/2011	—		—	—	—
	11/4/2004	—	—		—	—	20,493	(4)	$114,556	—	—
	11/15/2005	19,349			$62.02	11/15/2012	—		—	—	—
	11/15/2005	—	—		—	—	15,479	(4)	$86,528	—	—
	2/2/2006	58,343	116,686	(1)	$68.56	2/2/2013	—		—	—	—
	2/2/2006	—	—		—	—	35,006	(5)	$195,684	—	—
	2/2/2006	—	—		—	—	—		—	11,669	$65,228

Kenneth F. Khoury	8/10/2009	—	100,007	(3)	$3.94	8/10/2016	—		—	—	—
	8/10/2009	—	—		—	—	66,672	(7)	$372,696	—	—

Allan P. Merrill	5/1/2007	—	264,706	(1)(2)	$34.00	5/1/2014	—		—	—	—
	5/1/2007	—	—		—	—	52,941	(5)	$295,940	—	—
	5/1/2007	—	—		—	—	—		—	26,471	$158,297
	8/10/2009	—	200,014	(3)	$3.94	8/10/2016	—		—	—	—
	8/10/2009	—	—		—	—	133,344	(7)	$745,393	—	—

(1)	Award vests ratably over a three year period beginning three years following grant.

(2)	Award in the form of stock-settled stock appreciation rights (“SSARs”).

(3)	Award vests ratably over a three year period.

(4)	Award vests five years following grant.

(5)	Beginning five years after the date of grant, the restrictions on one-third of the award will lapse each year for three years subject to continued employment.

(6)	Represents portion of executive’s annual cash bonus compensation deposited into an account as Restricted Stock Units (“RSUs”) representing shares of our common stock. The number of RSUs deposited is determined based on a per share price calculated at a 20% discount from the closing stock price of our common stock on the date of award. Shares represented by RSUs vest three years from the date of award. Until vested, such shares cannot be sold, assigned, pledged or encumbered, do not receive dividends and do not have voting rights and may appreciate or depreciate in value from the time they are purchased to when they vest and are subsequently issued. Such RSUs vested on November 15, 2009.

(7)	Award vests three years following grant.

(8)	Reflects the value using the closing share price of our common stock of $5.59 on the last trading day of fiscal 2009 (September 30, 2009).

(9)	Performance-based restricted stock vests contingent upon the ranking of the CAGR of total return to stockholders of our common stock as compared to the CAGR of total stockholder return of the stock of the Performance Stock Peer Group over the performance period. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” above for further detail. Amounts shown assume a threshold level of achievement at a 50% vesting percentage which assumes that our CAGR peer ranking achieved is equal to or above the 7th ranked peer during the performance period.

Subsequent to September 30, 2009 and in conjunction with our January 2010 offerings of shares of our common stock and our 7 1/2% Mandatory Convertible Subordinated Notes due 2013 (collectively, the “Offerings”), Mr. McCarthy and Mr. Furlow entered into forfeiture agreements to forfeit their options to acquire 308,471 and 72,269 shares, respectively. These forfeiture agreements were entered into to ensure we had sufficient shares available for the Offerings.

Option Exercises and Stock Vested

The following table provides information with respect to the number and value of shares acquired during fiscal 2009 by our NEOs from the exercise of vested stock options and the vesting of restricted stock and RSUs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized Upon Vesting ($)
Ian J. McCarthy	36,105	(1)	$39,716	(1)
	24,362	(2)	$38,492	(2)
Michael H. Furlow	21,846	(1)	$24,031	(1)
	12,977	(2)	$20,504	(2)
Kenneth F. Khoury	—		—
Allan P. Merrill	—		—

(1)	Vesting of restricted stock on February 10, 2009. The per share market value of the vested restricted stock was $1.10, which was the closing price of our common stock on that date.

(2)	Vesting of restricted stock on April 16, 2009. The per share market value of the vested restricted stock was $1.58, which was the closing price of our common stock on that date.

Non-Qualified Deferred Compensation

As discussed above, we maintain the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer receipt of current compensation. The following table sets forth the non-qualified deferred compensation of each of our NEOs in fiscal 2009.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings/(Losses) in Last FY ($) (2)	Aggregate Withdrawals/ (Distributions) ($)	Aggregate Balance at Last FYE ($) (3)
Ian J. McCarthy	$0	$200,000	$295,375	$0	$5,214,034
Michael H. Furlow	$0	$84,977	$(24,281)	$(310,242)	$718,773
Kenneth F. Khoury	$0	$0	$0	$0	$0
Allan P. Merrill	$7,000	$50,000	$14,851	$0	$150,772

(1)	Represents discretionary lump sum contributions by us for Messrs. McCarthy, Furlow, and Merrill. $15,023 of Mr. Furlow’s granted lump sum contribution was paid in October 2009 and therefore is not reflected above. These amounts are also reported under the “Summary Compensation Table — All Other Compensation”.

(2)	Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ investment selections and on the market performance of the funds. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.

(3)	Aggregate balances include unvested amounts of Company contributions.

Narrative Disclosure to Non-Qualified Deferred Compensation Table

In fiscal 2009, discretionary lump sum deferred compensation payments, in lieu of matching contributions, totaled $200,000, $84,977, and $50,000, for Messrs. McCarthy, Furlow, and Merrill, respectively. The remaining $15,023 earned by Mr. Furlow in fiscal 2009 was paid in October 2009. Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Code, and are invested in Company-owned variable life insurance contracts. We own these contracts and are the sole beneficiary. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with certain of our NEOs and supplemental employment (change of control) agreements with each of our current NEOs. Under the terms of these agreements, our NEOs are entitled to severance payments and other benefits in the event of termination of employment under certain circumstances. These benefits may include cash payments, continuation of benefits and the acceleration of vesting outstanding equity-based incentives.

Employment Agreements

We have entered into employment agreements with each of Messrs. McCarthy, Merrill and Furlow. The employment agreements set forth the basic terms of employment for each executive, including base salary, bonus and benefits, including benefits to which each executive is entitled if employment is terminated for various reasons.

In 2004, Mr. McCarthy entered into an employment agreement with us for a three year period, and in 2007 and 2009, respectively, Messrs. Merrill and Furlow each entered into employment agreements with us for a two year period. Each of the employment agreements with Messrs. McCarthy and Merrill have been and will be extended for successive one year periods unless earlier terminated by us or the executive or otherwise terminated in accordance with the respective employment agreement.

If the employment of Messrs. McCarthy, Merrill or Furlow is terminated by us other than for “cause,” as defined below (or, in the case of Mr. McCarthy, terminated by the executive for “good reason,” generally defined as the assignment of the executive to any duties materially inconsistent with his position as contemplated under the employment agreement or to any office or location other than as provided in the employment agreement, or certain other failures or breaches by us with respect to certain provisions under the employment agreement), we will pay to the executive in a lump sum in cash within 30 days after the date of termination the following amounts: (1) the executive’s annual base salary through the date of termination to the extent not already paid, (2) any accrued but unpaid annual bonus for any completed fiscal year ending prior to the date of termination, (3) the arithmetic average of the executive’s bonuses under our annual incentive plans in which the executive participates during the last three full fiscal years prior to the date of termination or for such lesser period as the executive has been employed by the Company (annualized in the event that the executive was not employed by the Company for the whole of any such fiscal year) (“Average Annual Bonus”), pro-rated to the date of termination and (4) any deferred compensation (subject to payment election previously made by the executive) and accrued vacation pay. The sum of these amounts is referred to as “Accrued Obligations.”

In addition, Messrs. McCarthy, Merrill or Furlow will be entitled to receive an amount equal to the sum of (1) the executive’s annual base salary, and (2) the executive’s Average Annual Bonus, for the severance period. The sum of these amounts is referred to herein as “Severance.” The severance periods are three years from the date of termination for Mr. McCarthy, and two years from the date of termination for Messrs. Furlow and Merrill. These executives also continue to participate in our benefit plans during the severance period. These amounts will be paid at the same time that payments of annual base salary and bonus would otherwise have become due and payable absent termination. The Severance payments and the continuation of the benefits are subject to compliance by the executive with the non-compete, non-solicitation and confidentiality provisions in the applicable employment agreement.

If any of Messrs. McCarthy, Merrill or Furlow voluntarily terminates his employment, he will be entitled to receive an amount equal to the executive’s Accrued Obligations.

If the employment of Messrs. McCarthy, Merrill or Furlow is terminated by us for “cause”, or as a result of the executive’s death or disability, the executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the executive may be entitled under his employment agreement to the effective date of termination, including, in the case of termination for death or disability only, bonus amounts under the incentive plans in which the executive participates, which will be prorated to the date of termination. For the purposes of the employment agreements with Messrs. McCarthy, Merrill or Furlow, “cause” is generally defined as (1) any act or failure to act by the NEO done with the intent to harm in any material respect the financial interests or reputation of the Company; (2) NEO being convicted of (or entering a plea of guilty or nolo contendere to) a felony; (3) NEO’s dishonesty, misappropriation or fraud to the Company, (4) a grossly negligent act or failure to act by NEO which has a material adverse affect on the Company; (5) the material breach by NEO of his agreements or obligations under the employment agreement which has a material adverse effect on the Company; or (6) the continued refusal to follow the directives of our Board of Directors or its designees which are consistent with executive’s duties and responsibilities.

The timing of payment by us of any deferred compensation shall remain subject to the terms and conditions of the Deferred Compensation Plan and any payment election previously made by the executive; provided, however, that, if at the time of termination, the executive is a “specified employee” within the meaning of Section 409A of the Code, as amended, then payments shall not be made before the date which is six months after the date of separation from service with the Company.

Under the employment agreements, each NEO is subject to certain non-compete and non-solicitation restrictions at all times that the executive is employed by us and for a period of time after the executive’s employment under the employment agreement is terminated for any reason equal to the greater of 180 days or such longer period of time that the executive is entitled to receive payments under the employment agreement.

Supplemental Employment (Change of Control) Agreements

We have entered into supplemental employment agreements that provide for continued employment of our NEOs for two years following a change of control or stated benefits if the NEO’s employment is terminated without cause, or he or she leaves with good reason within two years of a change of control. A “change of control” is defined generally as:

•

The acquisition by any individual, entity or group of beneficial ownership of 25% or more of either the outstanding shares of our common stock or the combined voting power of our outstanding voting securities entitled to vote in the election of directors (subject to certain exceptions, including acquisitions directly from us); or

•

Individuals who, as of the date of the supplemental employment agreement, constitute our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board of Directors; provided however, that any individual subsequently becoming a director whose election was approved by a vote of at least a majority of the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

•	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets; or

•	Approval by our stockholders of a complete liquidation or dissolution of the Company.

The change of control provisions in these agreements supersede any similar provisions in the NEO’s employment agreement. Pursuant to the supplemental employment agreements, we will continue to employ the executive for a period of two years from the date the change of control occurs (the “Effective Date”). In the event a change of control occurs and an executive terminates his or her employment for good reason or is terminated by us other than for cause, then the executive will be entitled to an amount, payable in a lump sum, equal to the sum of (1) the executive’s Accrued Obligations; (2) the product of (A) a stated multiple ranging from 2.0 to 3.0 and (B) the sum of the executive’s annual base salary and the highest annual bonus paid to the executive during the preceding three full fiscal years or for such lesser period as the executive has been employed by us (annualized in the event that the executive was not employed by us for the whole of any such fiscal year) (“Highest Annual Bonus”); and (3) all other amounts to which the executive may be entitled under his supplemental employment agreement. In addition, we must provide the executive and his or her family benefits similar to those in place prior to the Effective Date for a period of one year times the applicable stated multiple following the effective date of termination.

The stated multiple is 3.0 for Mr. McCarthy and 2.0 for Messrs. Furlow, Merrill and Khoury. The supplemental employment agreements also provide that the executive may terminate his employment during the 30-day period following the six-month anniversary of a change of control, and such termination will be deemed to be termination for good reason. If the executive terminates his employment pursuant to the good reason termination provision, then the executive will be subject to certain non-compete and non-solicitation restrictions for a period of one year following the termination of the executive’s employment.

Subsequent to a change of control, if the executive’s employment is terminated by us for cause, the executive will be entitled to receive an amount equal to the portion of his or her annual base salary accrued through the effective date of termination and any compensation previously deferred and all other payments to which the executive may be entitled under his supplemental employment agreement.

The supplemental employment agreements provide that if any payment or distribution by us to the NEO would be subject to the excise tax imposed by Section 4999 of the Code, we will pay the NEO an additional amount sufficient to cover the excise tax, as well as any applicable federal, state income and employment taxes or other payments that may apply to the additional amounts paid (collectively, “gross-up payments”). These gross-up payments are intended to preserve the level of change of control severance protections that we have determined is appropriate, and the net result of making such gross-up payments is to place the NEO in the same after-tax position as if the excise tax had not been imposed.

Disposition of Outstanding Equity Awards at Termination

Under our equity incentive plans, executives who resign from the Company, or are terminated for cause, before equity-based grants are vested, forfeit such grants, except as described below with respect to grants of RSUs.

Our equity incentive plans provide for accelerated vesting of all outstanding equity-based grants in the event of a change of control. In the event that an executive’s employment is terminated by us other than for cause or due to death or disability, vested grants of most stock options and SSARs are exercisable for a period of 3 to 12 months following termination, depending on the reason for termination, and (except as noted in the next sentence) unvested grants are forfeited. Certain grants of stock options or SSARs made to Messrs. McCarthy, Furlow and Merrill and grants of restricted stock or performance-based restricted stock are subject to pro-rata vesting based on the number of whole months worked since the date of grant up to the date of termination (except in the case of termination for cause or voluntary resignation).

Under our Corporate Management Stock Purchase Program (“CMSPP”), executives who resign from the Company, or are terminated for cause, prior to the vesting of RSUs receive the lesser of the amount originally deferred by the executive or the current value of the equivalent number of shares of stock represented by the RSUs. In the event of a change of control or termination of employment due to death or incapacity, RSUs vest in full.

Executives whose employment is otherwise terminated by us other than for cause receive shares represented by RSUs on a pro-rata basis based on the number of whole months worked since the date of grant up to the date of termination. For RSUs that do not convert to shares as described above, executives receive the lesser of the amount originally deferred by the executive or the current value of the remaining RSUs that did not convert.

The definitions of change of control under the 1999 Plan, under which all current outstanding grants were made, and the CMSPP are both similar to the definition contained in our supplemental employment agreements described above, except that they contain a trigger based on the acquisition of 20% (rather than 25%) of our common stock or other voting securities.

Potential Post-Employment Compensation Table

The following table summarizes the payments and benefits that each executive would be entitled to receive in the event of termination of employment under certain circumstances as of the last day of our fiscal year, September 30, 2009, and is based on each executive’s compensation and a closing stock price of $5.59 as of that date. As discussed in further detail below, we believe it is important to note that the cash compensation that would be payable to Messrs. McCarthy and Furlow under certain of the scenarios shown in the following table drop significantly after September 30, 2009 and, therefore, certain of the amounts shown in the following table do not represent the actual amounts they would receive if those events occurred today.

	Payment or Benefit Type	Change of Control (1)	Type of Termination
			Termination Following Change of Control (2)	Death or Disability	Voluntarily By Executive	Voluntarily by Executive for Good Reason	By the Company for Cause	By the Company Other than for Cause (3)

Ian J. McCarthy	Severance (4)	—	$25,000,959	—	—	$11,333,653	—	$11,333,653
	Accrued Obligations (5)	—	$2,670,192	$2,670,192	$2,670,192	$2,670,192	$92,308	$2,670,192
	Continuation of Benefits (6)	—	$47,426	—	—	$47,426	—	$47,426
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	$776,747	$776,747	$520,373	—	—	—	$520,373
	Restricted Stock Unit Vesting/Payout	$224,176	$224,176	$224,176	$224,176	$224,176	$224,176	$224,176
	Performance Restricted Stock Vesting	$495,414	$495,414	$355,051	—	—	—	$355,051
	Total	$1,496,337	$29,214,914	$3,769,792	$2,894,368	$14,275,447	$316,483	$15,150,872

Michael H. Furlow	Severance (4)	—	$7,541,288	—	—	N/A	—	$3,540,163
	Accrued Obligations (5)	—	$1,255,070	$1,255,070	$1,255,070	N/A	$54,788	$1,255,070
	Continuation of Benefits (6)	—	$41,830	—	—	N/A	—	$41,830
	Stock Option/SSAR Vesting	—	—	—	—	N/A	—	—
	Restricted Stock Vesting	$396,773	$396,773	$277,275	—	N/A	—	$277,275
	Restricted Stock Unit Vesting/Payout	—	—	—	—	N/A	—	—
	Performance Restricted Stock Vesting	$220,193	$220,193	$157,809	—	N/A	—	$157,809
	Total	$616,966	$9,455,154	$1,690,154	$1,255,070	N/A	$54,788	$5,272,146

Kenneth F. Khoury	Severance (4)	—	$800,000	—	—	N/A	—	—
	Accrued Obligations (5)	—	$30,769	$30,769	$30,769	N/A	$30,769	$30,769
	Continuation of Benefits (6)	—	$768	—	—	N/A	—	—
	Stock Option/SSAR Vesting	$110,008	$110,008	—	—	N/A	—	—
	Restricted Stock Vesting	$372,696	$372,696	$10,353	—	N/A	—	$10,353
	Restricted Stock Unit Vesting/Payout	—	—	—	—	N/A	—	—
	Performance Restricted Stock Vesting	—	—	—	—	N/A	—	—
	Total	$482,704	$1,314,242	$41,122	$30,769	N/A	$30,769	$41,122

Allan P. Merrill	Severance (4)	—	$3,600,000	—	—	N/A	—	$2,800,000
	Accrued Obligations (5)	—	$848,462	$848,462	$848,462	N/A	$48,462	$848,462
	Continuation of Benefits (6)	—	$49,689	—	—	N/A	—	$49,689
	Stock Option/SSAR Vesting	$220,014	$220,014	—	—	N/A	—	—
	Restricted Stock Vesting	$1,041,333	$1,041,333	$122,885	—	N/A	—	$122,885
	Restricted Stock Unit Vesting/Payout	—	—	—	—	N/A	—	—
	Performance Restricted Stock Vesting	$306,534	$306,534	$148,163	—	N/A	—	$148,163
	Total	$1,567,881	$6,066,032	$1,119,509	$848,462	N/A	$48,462	$3,969,199

(1)	Represents the value of awards the vesting of which was accelerated as a result of the change of control and assumes that no termination occurs in connection with the change of control.

(2)	Amounts set forth in this column are payable following a change of control only upon a termination by us other than for cause or a termination by the executive for good reason.

(3)	For Messrs. McCarthy, Furlow and Merrill, severance in the event of a termination of employment by us other than for cause (or for good reason in the case of Mr. McCarthy) equals the executive’s stated multiple times the sum of the executive’s annual base salary and the executive’s Average Annual Bonus. Mr. Merrill’s supplemental employment agreement, which he entered into in May 2007 upon joining us, stipulates for the purpose solely of calculating his Average Annual Bonus that his fiscal 2007 bonus was deemed to be equal to two times his then annual salary, or $1,200,000.

(4)	Severance in the event of a change of control equals the executive’s stated multiple times the sum of the executive’s annual base salary and the Highest Annual Bonus. Mr. Merrill’s supplemental employment agreement, which he entered into in May 2007 upon joining the Company, stipulates for the purpose solely of calculating his Highest Annual Bonus that his fiscal 2007 bonus was deemed to be equal to two times his then annual salary, or $1,200,000.

(5)	At September 30, 2009, Accrued Obligations would have equaled one times Average Annual Bonus plus accrued vacation for termination other than for cause, and accrued vacation for termination for cause.

(6)	Continuation of benefits during the severance period include car allowance or use of company-owned automobile, if applicable and medical, life and accidental death and dismemberment insurance coverage.

The table above has been prepared in accordance with SEC rules, which require us to disclose, among other potential post-employment payments, two scenarios under which we would be required to pay our NEOs cash compensation if their employment was terminated by us: (1) following a change of control of the Company and (2) for a reason other than for cause. SEC rules require us to calculate these payments as of September 30, 2009, the last day of our fiscal year. However, due to the manner in which they are calculated, these two potential post-employment payouts to Messrs. McCarthy and Furlow drop significantly after September 30, 2009.

For example, the cash severance payable to Mr. McCarthy in the event his employment was terminated following a change of control of the Company would be approximately $5.4 million if such events occurred today as compared to the approximately $25 million shown in the table above. Similarly, if Mr. McCarthy’s employment was terminated today by us other than for cause, he would be owed a cash severance of $4.2 million, rather than the approximately $11.3 million shown above. In the event Mr. Furlow’s employment was terminated today following a change of control of the Company, he would be owed a cash severance of approximately $1.9 million, rather than the approximately $7.5 million shown above. If Mr. Furlow’s employment was terminated today by the Company other than for cause, he would be owed a cash severance of approximately $1.4 million, rather than the approximately $3.5 million shown above. Although they are calculated in the same manner as Messrs. McCarthy’s and Furlow’s cash severances, the cash severances payable to Messrs. Khoury and Merrill if their employments were terminated under these two scenarios would not change materially from the amounts shown above.

Director Compensation

The following table sets forth the compensation of each non-employee director in fiscal 2009. As discussed further in footnote 3 to the following table, we believe it is important to note that the compensation information relating to stock and option awards appearing in the table is calculated according to SEC rules and does not represent current values which may be substantially lower due to declines in the value of our common stock.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($) (3)(5)	Total ($)
Laurent Alpert	$79,000	$47,648	$14,076	$140,724
Brian C. Beazer	$225,000	$81,106	$47,157	$353,263
Peter G. Leemputte	$71,500	$100,985	$14,076	$186,561
Larry T. Solari	$83,500	$50,562	$14,076	$148,138
Stephen P. Zelnak, Jr.	$83,500	$50,562	$14,076	$148,138

(1)	Ian J. McCarthy is a member of our Board of Directors, as well as our President and Chief Executive Officer. His compensation is disclosed in the preceding executive compensation tables. Since Mr. McCarthy does not receive compensation separately for his duties as a director, he is not included in the Director Compensation table.

(2)	For Mr. Beazer, includes annual retainer fee only. For other directors, includes annual retainer fee, paid quarterly, of $35,000, $1,500 fee per meeting attended, and $5,000 chair fee for Messrs. Alpert, Leemputte, Solari and Zelnak.

(3)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2009 in accordance with FAS 123(R) except that estimated forfeitures have been disregarded for these purposes. These columns reflect our FAS 123(R) amortization expense from awards of restricted stock, RSUs, stock options and SSARs granted in fiscal years 2004, 2005, 2006, 2007, 2008 and 2009. In fiscal 2009, Messrs. Alpert, Leemputte, Solari and Zelnak were each granted 4,500 shares of restricted stock and 4,500 stock options, and Mr. Beazer was granted 10,295 shares of restricted stock and 15,442 stock options. We caution that the amounts reported in the table for these awards may not represent the amounts that our non-employee directors will actually realize from the awards. Whether, and to what extent, a non-employee director realizes value will depend on a number of factors, including our performance and stock price. Further information regarding the valuation of stock and option awards can be found in Note 1 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2009. The grant date fair value of the director stock and option awards that incurred amortization expense in fiscal 2009 is as follows:

Grant Date	Director(s) Receiving Grant	Grant Date Fair Value of Stock Awards per Director	Grant Date Fair Value of Option Awards per Director
February 4, 2004 (a)	Mr. Beazer	$116,678	—
February 4, 2004 (a)	Messrs. Alpert, Solari and Zelnak	$49,440	—
November 4, 2004 (b)	Mr. Beazer	$116,702	—
November 4, 2004 (b)	Messrs. Alpert, Solari and Zelnak	$57,095	—
August 3, 2005 (c)	Mr. Leemputte	$327,750	—
November 15, 2005 (d)	Mr. Beazer	$123,544	$64,939
November 15, 2005 (d)	Messrs. Alpert, Leemputte, Solari and Zelnak	$93,030	$39,120
November 15, 2006 (e)	Messrs. Beazer, Leemputte, Solari and Zelnak	$4,367	—
February 6, 2007	Mr. Beazer	$75,949	$121,076
February 6, 2007	Messrs. Alpert, Leemputte, Solari and Zelnak	$64,650	$33,795
November 30, 2007	Messrs. Beazer, Leemputte, Solari and Zelnak	$4,374	—
August 10, 2009	Mr. Beazer	$40,562	$45,863
August 10, 2009	Messrs. Alpert, Leemputte, Solari and Zelnak	$17,730	$13,365

(a)	Restricted stock award vested February 10, 2009.

(b)	Restricted stock award vested November 4, 2009.

(c)	Initial restricted stock award grant to newly-elected director, related option award vested in fiscal 2008.

(d)	Option award vested November 15, 2008. None of these options have been exercised to date.

(e)	Restricted stock units vested November 15, 2009.

(4)	Our non-employee directors held the following amounts of restricted stock and restricted stock units at September 30, 2009: Mr. Alpert — 9,000; Mr. Beazer — 20,570; Mr. Leemputte — 15,567; Mr. Solari — 12,067; and Mr. Zelnak — 12,067. See “Security Ownership of Management” above for complete beneficial ownership information of our common stock for each of our directors.

(5)	Our non-employee directors held the following amounts of stock options and SSARs at September 30, 2009: Mr. Alpert — 28,500; Mr. Beazer — 80,009; Mr. Leemputte — 12,500; Mr. Solari — 36,615; and Mr. Zelnak — 40,500. See “Security Ownership of Management” above for complete beneficial ownership information of our common stock for each of our directors.

Subsequent to September 30, 2009 and in conjunction with the Offerings, Messrs. Alpert, Beazer, Leemputte, Solari and Zelnak entered into forfeiture agreements to forfeit their options to acquire 4,500, 59,193, 6,500, 10,500 and 4,500 shares, respectively. These forfeiture agreements were entered into to ensure we had sufficient shares available for the Offerings.

Narrative Disclosure to Director Compensation Table

Non-Employee Directors (excluding Brian C. Beazer)

Non-employee directors receive an annual retainer of $35,000 for services as members of our Board of Directors. In addition, directors receive $1,500 for each meeting or teleconference of our Board of Directors or any of its committees attended as well as for attendance at the annual meeting of stockholders and separate meetings of the independent directors. In addition, all committee chairs receive an annual fee of $5,000 relating to their role as chair. Committee chairs, in addition to the payments described above, may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as chair as approved from time to time by the Non-Executive Chairman.

Directors are eligible to receive grants of stock options, SSARs and time-based restricted shares pursuant to the 1999 Plan prior to its expiration on November 2, 2009, at the discretion of our Compensation Committee.

Our Compensation Committee’s rationale for equity grants to directors is similar to that for the NEOs, with an aim to align their interests with those of stockholders. The amount of the director grant is determined in consultation with our Compensation Committee’s retained compensation consultants. Grants of stock options and SSARs prior to August 2009 fully vest after three years and expire seven years after grant and shares of time-based restricted stock granted prior to August 2009 are restricted for use or sale for five years from grant. As noted above, in June 2008, our Compensation Committee determined that future grants of stock options or SSARs would vest ratably over a three year period and that future grants of time-based restricted stock will vest three years from the date of grant. For fiscal 2009, our Compensation Committee approved director equity grants as noted in the Director Compensation Table above.

All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of our Board of Directors and any committees thereof.

Brian C. Beazer

For fiscal 2009, we paid our Non-Executive Chairman of our Board of Directors a retainer of $225,000 for services rendered. This amount will remain the same for fiscal 2010. Mr. Beazer is eligible to receive grants of stock options, SSARs, and both performance-based and time-based restricted shares, at the discretion of our Compensation Committee. In determining the amount of equity compensation to be granted to Mr. Beazer, our Compensation Committee historically has employed a defined multiple of approximately 0.8 of his annual retainer (which was set in light of his position of Non-Executive Chairman of our Board of Directors) although this is subject to the discretion of our Compensation Committee. The resulting dollar amount is converted to a unit equivalent based on the closing stock price on the grant date, and, in the case of stock options or SSARs, the closing stock price on the grant date is discounted by 60% solely for the purpose of converting the multiple of salary to a unit equivalent; as noted above the exercise price is equal to 100% of fair market value of the common stock on the date of grant. In light of the limited number of shares available under the 1999 Plan and the other limitations on equity incentive awards described above, our Compensation Committee determined to grant Mr. Beazer equity compensation of 0.24 of his annual retainer in fiscal 2009. However, our Compensation Committee expects to return to payment of the 0.8 multiple if the Beazer Homes USA, Inc. 2010 Equity Incentive Plan is approved by stockholders at the annual meeting and if circumstances are appropriate. Vesting and expiration of such grants of stock options, SSARs and time-based restricted shares are the same as those for the other directors. Grants of performance-based shares vest after three years, contingent upon the ranking of the CAGR of total return to stockholders of the Company’s common stock as compared to the CAGR of total stockholder return of the stock of the Performance Stock Peer Group over the performance period as described above.

Other than described above, no director receives any compensation from the Company for services rendered as a director.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

There were no reportable transactions with related persons during fiscal 2009.

Review, Approval or Ratification of Transactions with Related Persons

Our Charter for the Nominating/Corporate Governance Committee of our Board of Directors provides that our Nominating/Corporate Governance Committee will conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and our Nominating/Corporate Governance Committee will submit the related party transactions to our Board of Directors for its approval and implementation of appropriate action to protect us from potential conflicts of interest. Our Nominating/Corporate Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Also, as described below, a portion of the review authority, in the case of transactions with employees, is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, directs each individual to avoid any actual or apparent conflict of interest. Under our Code of Business Conduct and Ethics, each director is required to notify the Chair of our Nominating/Corporate Governance Committee, in writing, as soon as such director or any related person (as defined below) becomes involved with, or affiliated with, any activity, business or other entity which is in competition us, is in involved in any adversarial litigation matter with the Company, or other proceeding adverse us (except where disclosure is prohibited by law), or has a business, charitable or other relationship with us. In addition, our Code of Business Conduct and Ethics requires each employee, including all executive officers, to promptly notify his or her immediate supervisor, in writing, before the employee or any related person becomes actively involved with, or affiliated with, any activity, business or other entity which is in competition with us, or which has a business, charitable or other relationship with us. If any employee, including any executive officer, of the Company becomes an officer, director, principal or employee of another for-profit business entity (as defined below) or otherwise has a business affiliation (as defined below) with any other for-profit business entity, the employee must disclose the affiliation to a division president of the Company or our Compliance Officer. In determining whether a conflict exists, the supervisor shall seek further guidance as is appropriate (which may include discussions with more senior officers or our Nominating/Corporate Governance Committee).

Each director, officer and employee is required to provide an annual acknowledgment that he or she has received and reviewed our Code of Business Conduct and Ethics and disclose any related persons transactions.

For purposes of the disclosure set forth above, a “related person” includes a person having any of the following relationships with an employee or director of the Company: a spouse or significant other, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers and sisters-in-law, in each case whether by blood, marriage or adoption, or anyone (other than tenants and domestic employees) who share(s) an employee’s or director’s home. Further, a “for-profit business entity” includes any business operated with the purpose of generating a profit, regardless of whether a profit has in fact been generated, and “business affiliation” includes any full or part-time job, side job, side business, self-employment, consulting arrangement, or any other for-profit business or similar arrangement with which an employee is affiliated or directly involved.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any proposal by a stockholder to be presented at our 2011 annual meeting of stockholders (including any proposal intended to be included in our Proxy Statement for that meeting) must be received at our principal executive offices, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328, by not later than October 28, 2010. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the requirements of our by-laws. Proxies may confer discretionary authority to vote on any matter for which we receive notice after January 15, 2011, without the matter being described in the Proxy Statement for our 2011 annual meeting.

By Order of the Board of Directors,

Brian C. Beazer

Non-Executive Chairman of the Board of Directors

Dated: February 25, 2010

ANNEX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEAZER HOMES USA, INC.

I.

The name of the corporation is “Beazer Homes USA, Inc.” (hereinafter referred to as the “Corporation”).

II.

The Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting Section (i) of the existing Article Four in its entirety and inserting in lieu thereof the following:

“(i) 180,000,000 shares of Common Stock, par value $.001 per shares; and”

III.

In accordance with the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”), the Board of Directors of the Corporation duly adopted the above amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”), deemed the Amendment advisable and directed that the Amendment be considered by the Corporation’s stockholders. Notice of the Amendment was duly given to the stockholders of the Corporation in accordance with Section 222 of the DGCL. The Amendment was adopted by the Corporation’s stockholders on April 13, 2010 in accordance Section 242 of the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Articles of Incorporation of the Corporation this      day of April, 2010.

BEAZER HOMES USA, INC.

By:
Name:	Ian J. McCarthy
Title:	President and Chief Executive Officer

A-2

ANNEX B

BEAZER HOMES USA, INC.

2010 EQUITY INCENTIVE PLAN

B-i

B-ii

B-iii

B-iv

ARTICLE I

DEFINITIONS

1.01	409A Award

409A Award means an Award that is intended to be subject to Code Section 409A.

1.02	Affiliate

Affiliate, as it relates to any limitations or requirements with respect to Incentive Stock Options, means any “subsidiary” or “parent” corporation (as such terms are defined in Code Section 424) of the Company. Affiliate otherwise means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Code Sections 1563(a), 414(b) or 414(c), except that, in making any such determination, fifty percent (50%) shall be substituted for eighty percent (80%) under such Code Sections and the related regulations.

1.03	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.04	Award

Award means an Option, SAR, Restricted Stock Award, Restricted Stock Unit, Incentive Award, Other Stock-Based Award or Dividend Equivalent granted under this Plan.

1.05	Beneficial Ownership

Beneficial Ownership means “beneficial ownership” as such term is used in Rule 13d-3 promulgated under the Exchange Act.

1.06	Board

Board means the Board of Directors of the Company.

1.07	Cause

Cause has the same definition as under any employment or service agreement between the Company or any Affiliate and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (a) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any Affiliate; (b) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Participant’s employment or service; (c) the Participant’s commission of or pleading guilty to or confessing to any felony; or (d) the Participant’s breach of any restrictive covenant agreement with the Company or any Affiliate, including, but not limited to, covenants not to compete, non-solicitation covenants and non-disclosure covenants.

1.08	Change in Control

Change in Control means the occurrence of any of the following events:

(a) The accumulation in any number of related or unrelated transactions by any Person of Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty-five percent (25%) or more of the Beneficial Ownership of the combined voting power of the Company’s voting stock resulted from (i) any acquisition of voting stock by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (ii) any acquisition of voting stock directly from the Company provided the Person’s Beneficial Ownership of the combined voting power of the Company’s voting stock at no time thereafter equals thirty-five percent (35%) or more of the combined voting power of the Company’s voting stock; or

(b) Consummation of a merger, consolidation, reorganization or similar transaction (a “Business Combination”), unless, immediately following that Business Combination, (i) all or substantially all of the Persons who had Beneficial Ownership of the voting stock of the Company immediately prior to that Business Combination have Beneficial Ownership, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions relative to each other as their Beneficial Ownership, immediately prior to that Business Combination, of the voting stock of the Company, (ii) no Person acquires Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) and (iii) the Business Combination does not result in a Change in Control under subsection (c) below; provided that for purposes of this subsection (b), a Change in Control will not be deemed to have occurred as the result of any Person’s accumulation of Beneficial Ownership of twenty-five percent (25%) or more, but less than thirty-five percent (35%), of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination so long as the Board approved the Business Combination; or

(c) Less than a majority of the members of the Board of Directors of the Company or any entity resulting from a Business Combination are Incumbent Board Members; or

(d) A sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above.

Notwithstanding the foregoing, a Change in Control shall only be deemed to have occurred with respect to a Participant and the Participant’s 409A Award if the Change in Control otherwise constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A (except that, with respect to vesting of the 409A Award, Change in Control shall have the same meaning as described above).

1.09	Code

Code means the Internal Revenue Code of 1986 and any amendments thereto.

1.10	Committee

Committee means the Compensation Committee of the Board, or the Board itself if no Compensation Committee exists. If such Compensation Committee exists, if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more directors, all of whom are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (ii) “outside directors” within the meaning of Code Section 162(m) and (iii) independent directors under the rules of any stock exchange on which the Company’s securities are traded.

1.11	Common Stock

Common Stock means the common stock, $.001 par value per share, of the Company.

1.12	Company

Company means Beazer Homes USA, Inc., a Delaware corporation, and any successor thereto.

1.13	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

1.14	Corresponding SAR

Corresponding SAR means a SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.15	Dividend Equivalent

Dividend Equivalent means the right, granted under the Plan, to receive shares of Common Stock or other Awards equal in value to all or a specified portion of dividends paid with respect to a specified number of shares of Common Stock.

1.16	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.17	Fair Market Value

Fair Market Value of a share of Common Stock means, on any given date, the fair market value of a share of Common Stock as the Committee, in its discretion, shall determine; provided, however, that the Committee shall determine Fair Market Value without regard to any restriction other than a restriction which, by its terms, will never lapse and, if the shares of Common Stock are traded on any national stock exchange or quotation system, the Fair Market Value of a share of Common Stock shall be the closing price of a share of Common Stock as reported on such stock exchange or quotation system on such date, or if the shares of Common Stock are not traded on such stock exchange or quotation system on such date, then on the next preceding day that the shares of Common Stock were traded on such stock exchange or quotation system, all as reported by such source as the Committee shall select. The Fair Market Value that the Committee determines shall be final, binding and conclusive on the Company, any Affiliate and each Participant. Fair Market Value relating to the exercise price, Initial Value or purchase price of any Non-409A Award that is an Option, SAR or Other Stock-Based Award in the nature of purchase rights shall conform to the requirements for exempt stock rights under Code Section 409A.

1.18	Full Value Award

Full Value Award means an Award other than an Option, SAR or Other Stock-Based Award in the nature of purchase rights.

1.19	Incentive Award

Incentive Award means an Award stated with reference to a specified dollar amount or number of shares of Common Stock which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive shares of Common Stock from the Company.

1.20	Incumbent Board Member

Incumbent Board Member means an individual who either is (a) a member of the Company’s Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Company’s Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that Person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

1.21	Initial Value

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to a SAR granted independently of an Option, the amount determined by the Committee on the date of grant which shall not be less than the Fair Market Value of one share of Common Stock on the date of grant.

1.22	Named Executive Officer

Named Executive Officer means a Participant who, as of the last day of a taxable year, is the Chief Executive Officer of the Company (or is acting in such capacity) or one of the three highest compensated officers of the Company (other than the Chief Executive Officer or the Chief Financial Officer) or is otherwise one of the group of “covered employees,” all as defined in the regulations promulgated under Code Section 162(m).

1.23	Non-409A Award

Non-409A Award means an Award that is not intended to be subject to Code Section 409A.

1.24	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.25	Other Stock-Based Award

Other Stock-Based Award means an Award granted to the Participant under Article XII of the Plan.

1.26	Participant

Participant means an employee of the Company or an Affiliate, a member of the Board or Board of Directors of an Affiliate (whether or not an employee), a Person who provides services to the Company or an Affiliate or any entity which is a wholly-owned alter ego of such employee, member of the Board or Board of Directors of an Affiliate or other such Person and who satisfies the requirements of Article V and is selected by the Committee to receive an Award.

1.27	Plan

Plan means this Beazer Homes USA, Inc. 2010 Equity Incentive Plan, in its current form and as hereafter amended.

1.28	Person

Person means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or any other entity of any kind.

1.29	Restricted Stock Award

Restricted Stock Award means shares of Common Stock granted to a Participant under Article IX.

1.30	Restricted Stock Unit

Restricted Stock Unit means an Award, stated with respect to a specified number of shares of Common Stock, that entitles the Participant to receive one share of Common Stock with respect to each Restricted Stock Unit that becomes payable under the terms and conditions of the Plan and the applicable Agreement.

1.31	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive a number of shares of Common Stock based on the increase in the Fair Market Value of the shares underlying the stock appreciation right during a stated period specified by the Committee over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.32	Ten Percent Shareholder

Ten Percent Shareholder means any individual who (considering the stock attribution rules described in Code Section 424(d)) owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals with ability and initiative by enabling such Persons to participate in the future success of the Company and its Affiliates by aligning their interests with those of the Company and its stockholders.

ARTICLE III

TYPES OF AWARDS

The Plan is intended to permit the grant of Options qualifying under Code Section 422 (“Incentive Stock Options”) and Options not so qualifying, SARs, Restricted Stock Awards, Restricted Stock Units, Incentive Awards, Other Stock-Based Awards and Dividend Equivalents in accordance with the Plan and procedures that may be established by the Committee. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option. The proceeds received by the Company from the sale of shares of Common Stock pursuant to this Plan may be used for general corporate purposes.

ARTICLE IV

ADMINISTRATION

4.01	General Administration

The Plan shall be administered by the Committee. The Committee shall have authority to grant Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the grant, exercisability, transferability, forfeitability and settlement of all or any part of an Award, among other terms. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which an Award may be exercised, become transferable or nonforfeitable or earned and settled only (i) in the event of the Participant’s death, disability, retirement or involuntary termination of employment or service or (ii) in connection with a Change in Control. In addition, the Committee shall have complete authority to interpret all provisions of this Plan including, without limitation, the discretion to interpret any terms used in the Plan that are not defined herein; to prescribe the form of Agreements; to adopt, amend and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement or Award. Unless otherwise provided by the Bylaws of the Company, by resolution of the Board or applicable law, a majority of the members of the Committee shall constitute a quorum, and acts of the majority of the members present at any meeting at which a quorum is present, and any acts approved in writing by all members of the Committee without a meeting, shall be the acts of the Committee.

4.02	Delegation of Authority

The Committee may act through subcommittees, in which case the subcommittee shall be subject to and have the authority hereunder applicable to the Committee, and the acts of the subcommittee shall be deemed to be the acts of the Committee hereunder. Additionally, to the extent applicable law so permits, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Awards to be granted to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act nor members of the Board or the Board of Directors of an Affiliate. The Committee may revoke or amend the terms of any delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the Committee’s prior delegation. If and to the extent deemed necessary by the Board, (a) all Awards granted to any individual who is subject to the reporting and other provisions of Section 16 of the Exchange Act shall be made by a Committee comprised solely of two or more directors, all of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, to the extent necessary to exempt the Award from the short-swing profit rules of Section 16(b) of the Exchange Act and (b) all Awards granted to an individual who is a Named Executive Officer shall be made by a Committee comprised solely of two or more directors, all of whom are “outside directors” within the meaning of Code Section 162(m), to the extent necessary to preserve any deduction under Code Section 162(m). An Award granted to an individual who is a member of the Committee may be approved by the Committee in accordance with the applicable Committee charters then in effect and other applicable law.

4.03	Indemnification of Committee

The Company shall bear all expenses of administering this Plan. The Company shall indemnify and hold harmless each Person who is or shall have been a member of the Committee acting as administrator of the Plan, or any delegate of such, against and from any cost, liability, loss or expense that may be imposed upon or reasonably incurred by such Person in connection with or resulting from any action, claim, suit or proceeding to which such Person may be a party or in which such Person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such Person in settlement thereof, with the Company’s approval, or paid by such Person in satisfaction of any judgment in any such action, suit or proceeding against such Person, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, the Company shall not indemnify and hold harmless any such Person if (a) applicable law or the Company’s Articles of Incorporation or Bylaws prohibit such indemnification or (b) such Person did not act in good faith and in a manner that such Person believed to be consistent with the Plan or (c) such Person’s conduct constituted gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such Person or hold him or her harmless. The provisions of the foregoing indemnity shall survive indefinitely the term of this Plan.

ARTICLE V

ELIGIBILITY

Any employee of the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of this Plan), a member of the Board or the Board of Directors of an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan) (whether or not such Board member is an employee), any other Person who provides services to the Company or an Affiliate (including an entity that becomes an Affiliate after the adoption of the Plan) and any entity which is a wholly-owned alter ego of such employee, member of the Board or Board of Directors of an Affiliate or other such Person is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such Person or entity has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or any Affiliate or if it is otherwise in the best interest of the Company or any Affiliate for such Person or entity to participate in this Plan. With respect to any Board member who is (i) designated or nominated to serve as a Board member by a stockholder of the Company and (ii) an employee of such stockholder of the Company, then, at the irrevocable election of the employing stockholder, the Person or entity who shall be eligible to participate in this Plan on behalf of the service of the respective Board member shall be the employing stockholder (or one of its Affiliates). To the extent such election is made, the respective Board member shall have no rights hereunder as a Participant with respect to such Board member’s participation in this Plan. An Award may be granted to a Person or entity who has been offered employment or service by the Company or an Affiliate and who would otherwise qualify as eligible to receive the Award to the extent that Person or entity commences employment or service with the Company or an Affiliate, provided that such Person or entity may not receive any payment or exercise any right relating to the Award, and the grant of the Award will be contingent, until such Person or entity has commenced employment or service with the Company or an Affiliate.

ARTICLE VI

COMMON STOCK SUBJECT TO PLAN

6.01	Common Stock Issued

Upon the issuance of shares of Common Stock pursuant to an Award, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs) shares of Common Stock from its authorized but unissued Common Stock, treasury shares or reacquired shares, whether reacquired on the open market or otherwise.

6.02	Aggregate Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan and to which Awards may relate is 6,000,000 shares of Common Stock. All 6,000,000 of such shares may be issued pursuant to Options that are intended to be Incentive Stock Options, Options that are not intended to be Incentive

Stock Options, SARs and/or Other Stock-Based Awards in the nature of purchase rights; provided, however, that to the extent shares of Common Stock not issued under an Award must be counted against this limit as a condition to satisfying the rules applicable to Incentive Stock Options, such rule shall apply only to the limit on Incentive Stock Options granted under the Plan. Only 3,000,000 of such shares may be issued pursuant to Full Value Awards. The maximum number of shares of Common Stock that may be issued in each instance shall be subject to adjustment as provided in Article XVI.

6.03	Individual Limit

The maximum number of shares of Common Stock that may be covered by Awards granted to any one Participant during any period of three consecutive calendar years shall be 2,100,000 shares of Common Stock, of which no more than 1,050,000 shares of such Common Stock may be covered by Full Value Awards during such period of three consecutive calendar years (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting). For purposes of the foregoing limit, an Option and its corresponding SAR shall be treated as a single Award. For any Award stated with reference to a specified dollar amount, for purposes of applying the foregoing limit, the specified dollar amount of the Award will be converted into an equivalent number of shares of Common Stock based upon the Fair Market Value of the Common Stock on the date of grant of the Award. If an Award that a Participant holds is cancelled or subject to a repricing within the meaning of the regulations under Code Section 162(m) (after shareholder approval as required herein), the cancelled Award shall continue to be counted against the maximum number of shares of Common Stock for which Awards may be granted to the Participant in any calendar year as required under Code Section 162(m). The maximum number of shares that may be granted in any calendar year to any Participant shall be subject to adjustment as provided in Article XVI.

6.04	Reissue of Awards and Shares

Shares of Common Stock covered by an Award shall only be counted as used to the extent they are actually used. A share of Common Stock issued in connection with any Award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one; provided, however, that a share of Common Stock covered under a stock-settled SAR shall reduce the total number of shares of Common Stock available for issuance under the Plan by one even though the shares of Common Stock are not actually issued in connection with settlement of the SAR. Except as otherwise provided herein, any shares of Common Stock related to an Award which terminates by expiration, forfeiture, cancellation or otherwise without issuance of shares of Common Stock shall again be available for issuance under the Plan. The following shares of Common Stock, however, may not again be made available for issuance as Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Award, (ii) shares of Common Stock tendered or withheld to pay the exercise price, purchase price or withholding taxes relating to an outstanding Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the exercise or purchase price of an Award.

ARTICLE VII

OPTIONS

7.01	Grant

Subject to the eligibility provisions of Article V, the Committee will designate each individual or entity to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such grant and whether the Option is an Incentive Stock Option or a nonqualified stock option. Notwithstanding any other provision of the Plan or any Agreement, the Committee may only grant an Incentive Stock Option to an individual who is an employee of the Company or an Affiliate. An Option may be granted with or without a Corresponding SAR.

7.02	Option Price

The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted. However, if at the time of grant of an Option that is intended to be an Incentive Stock Option, the Participant is a Ten Percent Shareholder, the price per share of Common Stock purchased on the exercise of such Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the Option is granted.

7.03	Maximum Term of Option

The maximum time period in which an Option may be exercised shall be determined by the Committee on the date of grant, except that no Option shall be exercisable after the expiration of ten (10) years from the date such Option was granted (or five (5) years from the date such Option was granted in the event of an Incentive Stock Option granted to a Ten Percent Shareholder).

7.04	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that Incentive Stock Options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for shares of Common Stock having a Fair Market Value (determined as of the date the Option is granted) exceeding $100,000. If the limitation is exceeded, the Options that cause the limitation to be exceeded shall be treated as nonqualified stock options. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of the Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

7.05	Payment

Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price shall be made in cash or cash equivalent acceptable to the Committee. If the Agreement so provides, the Committee, in its discretion and provided applicable law so permits, may allow a Participant to pay all or part of the Option price (a) by surrendering (actually or by attestation) shares of Common Stock to the Company that the Participant already owns and, if necessary to avoid adverse accounting consequences, has held for at least six (6) months; (b) by a cashless exercise through a broker; (c) by means of a “net exercise” procedure; (d) by such other medium of payment as the Committee, in its discretion, shall authorize; or (e) by any combination of the aforementioned methods of payment. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

7.06	Stockholder Rights

No Participant shall have any rights as a stockholder with respect to shares subject to his or her Option until the date of exercise of such Option and the issuance of the shares of Common Stock.

7.07	Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was designated an Incentive Stock Option if such sale or disposition occurs (a) within two (2) years of the grant of an Option or (b) within one (1) year of the issuance of shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

7.08	No Liability of Company

The Company shall not be liable to any Participant or any other Person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that an Option intended to be an Incentive Stock Option and granted hereunder does not qualify as an Incentive Stock Option.

ARTICLE VIII

SARS

8.01	Grant

Subject to the eligibility provisions of Article V, the Committee will designate each individual or entity to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such grant. In addition, no Participant may be granted Corresponding SARs (under this Plan and all other Incentive Stock Option plans of the Company and its Affiliates) that are related to Incentive Stock Options which are first exercisable in any calendar year for shares of Common Stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

8.02	Maximum Term of SAR

The maximum term of a SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten (10) years from the date such SAR was granted (or five (5) years for a Corresponding SAR that is related to an Incentive Stock Option and that is granted to a Ten Percent Shareholder). No Corresponding SAR shall be exercisable or continue in existence after the expiration of the Option to which the Corresponding SAR relates.

8.03	Exercise

Subject to the provisions of this Plan and the applicable Agreement, a SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a SAR may be exercised only when the Fair Market Value of the Common Stock that is subject to the exercise exceeds the Initial Value of the SAR and a Corresponding SAR may be exercised only to the extent that the related Option is exercisable. A SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of a SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

8.04	Settlement

The amount payable to the Participant by the Company as a result of the exercise of a SAR shall be settled by the issuance of shares of Common Stock with a Fair Market Value that equals the amount payable. No fractional share will be deliverable upon the exercise of a SAR.

8.05	Stockholder Rights

No Participant shall, as a result of receiving a SAR, have any rights as a stockholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

ARTICLE IX

RESTRICTED STOCK AWARDS

9.01	Award

Subject to the eligibility provisions of Article V, the Committee will designate each individual or entity to whom a Restricted Stock Award is to be granted and will specify the number of shares of Common Stock covered by such grant.

9.02	Vesting

Subject to the Plan, the Committee, on the date of grant may, but need not, prescribe that a Participant’s rights in the Restricted Stock Award shall be forfeitable and nontransferable for a period of time or subject to such conditions as may be set forth in the Agreement. Notwithstanding any provision herein to the contrary, the Committee, in its sole discretion, may grant Restricted Stock Awards that are nonforfeitable and transferable immediately upon grant. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Restricted Stock Award shall be forfeitable and nontransferable, subject to the Plan and any applicable Agreement, upon (a) the attainment of objectively determinable performance conditions based on the criteria described in Article XV, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. Notwithstanding the preceding sentences, if and to the extent deemed necessary by the Committee, Restricted Stock Awards granted to Named Executive Officers shall be forfeitable and nontransferable subject to attainment of objectively determinable performance conditions based on the criteria described in Article XV and shall be subject to the other requirements set forth in Article XV so as to enable such Restricted Stock Award to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m). A Restricted Stock Award can only become nonforfeitable and transferable during the Participant’s lifetime in the hands of the Participant.

9.03	Maximum Restriction Period

To the extent the Participant’s rights in a Restricted Stock Award are forfeitable and nontransferable for a period of time, the Committee on the date of grant shall determine the maximum period over which the rights may become nonforfeitable and transferable, except that such period shall not exceed ten (10) years from the date of grant.

9.04	Stockholder Rights

Prior to their forfeiture (in accordance with the Plan and any applicable Agreement and while the shares of Common Stock granted pursuant to the Restricted Stock Award may be forfeited and are nontransferable), a Participant will have all rights of a stockholder with respect to a Restricted Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (a) a Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of shares granted pursuant to a Restricted Stock Award, (b) the Company shall retain custody of any certificates evidencing shares granted pursuant to a Restricted Stock Award and (c) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Restricted Stock Award. In lieu of retaining custody of the certificates evidencing shares granted pursuant to a Restricted Stock Award, the shares of Common Stock granted pursuant to the Restricted Stock Award may, in the Committee’s discretion, be held in escrow by the Company or recorded as outstanding by notation on the stock records of the Company until the Participant’s interest in such shares of Common Stock vest. Notwithstanding the preceding sentences, dividends payable with respect to Restricted Stock Awards shall accumulate (without interest) and become payable in shares of Common Stock to the Participant at the time, and only to the extent that, the portion of the Restricted Stock Award to which the dividends relate has become transferable and nonforfeitable. The limitations set forth in the preceding sentences shall not apply after the shares granted under the Restricted Stock Award are transferable and are no longer forfeitable.

ARTICLE X

RESTRICTED STOCK UNITS

10.01	Grant

Subject to the eligibility provisions of Article V, the Committee will designate each individual or entity to whom a grant of Restricted Stock Units is to be made and will specify the number of shares covered by such grant.

10.02	Earning the Award

Subject to the Plan, the Committee, on the date of grant of the Restricted Stock Units, shall prescribe that the Restricted Stock Units will be earned and become payable subject to such conditions as are set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that the Restricted Stock Units will be earned and become payable upon (a) the satisfaction of objectively determinable performance conditions based on the criteria described in Article XV, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. If and to the extent deemed necessary by the Committee, Restricted Stock Units granted to Named Executive Officers shall become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Article XV and shall be subject to the other requirements set forth in Article XV so as to enable such Restricted Stock Units to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m).

10.03	Maximum Restricted Stock Unit Award Period

The Committee, on the date of grant, shall determine the maximum period over which Restricted Stock Units may be earned, except that such period shall not exceed ten (10) years from the date of grant.

10.04	Payment

The amount payable to the Participant by the Company when an Award of Restricted Stock Units is earned shall be settled by the issuance of one share of Common Stock for each Restricted Stock Unit that is earned. A fractional share of Common Stock shall not be deliverable when an Award of Restricted Stock Units is earned.

10.05	Stockholder Rights

No Participant shall, as a result of receiving a grant of Restricted Stock Units, have any rights as a stockholder until and then only to the extent that the Restricted Stock Units are earned and settled in shares of Common Stock. However, notwithstanding the foregoing, subject to the Plan, the Committee, in its sole discretion, may set forth in the Agreement that, for so long as the Participant holds any Restricted Stock Units, if the Company pays any cash dividends on its Common Stock, then the number of outstanding Restricted Stock Units covered by the Agreement shall be increased by the number of Restricted Stock Units, rounded down to the nearest whole number, equal to (i) the product of the number of the Participant’s outstanding Restricted Stock Units as of the record date for such dividend multiplied by the per share amount of the dividend divided by (ii) the Fair Market Value of a share of Common Stock on the payment date of such dividend. In the event such additional Restricted Stock Units are awarded, such Restricted Stock Units shall be subject to the same terms and conditions set forth in the Plan and the Agreement as the outstanding Restricted Stock Units with respect to which they were granted. The limitations set forth in the preceding sentences shall not apply after the Restricted Stock Units become earned and payable and shares are issued thereunder.

ARTICLE XI

INCENTIVE AWARDS

11.01	Grant

Subject to the eligibility provisions of Article V, the Committee will designate each individual or entity to whom Incentive Awards are to be granted. All Incentive Awards shall be determined exclusively by the Committee under the procedures established by the Committee.

11.02	Earning the Award

Subject to the Plan, the Committee, on the date of grant of an Incentive Award, shall specify in the applicable Agreement the terms and conditions which govern the grant, including, without limitation, whether the Participant to be entitled to payment must be employed or providing services to the Company or an Affiliate at the time the Incentive Award is to be paid. By way of example and not of limitation, the Committee may prescribe that the Incentive Award shall be earned and payable upon (a) the satisfaction of objectively determinable performance conditions based on the criteria described in Article XV, (b) the Participant’s completion of a specified period of employment or service with the Company or an Affiliate, (c) the Participant’s death, disability or retirement or (d) satisfaction of a combination of any of the foregoing factors. If and to the extent deemed necessary by the Committee, Incentive Awards granted to Named Executive Officers shall be earned and become payable upon the satisfaction of objectively determinable performance conditions based on the criteria described in Article XV and shall be subject to the other requirements set forth in Article XV so as to enable the Incentive Awards to qualify as “qualified performance-based compensation” under the regulations promulgated under Code Section 162(m).

11.03	Maximum Incentive Award Period

The Committee, at the time an Incentive Award is made, shall determine the maximum period over which the Incentive Award may be earned, except that such period shall not exceed ten (10) years from the date of grant.

11.04	Payment

The amount payable to the Participant by the Company when an Incentive Award is earned shall be settled by the issuance of shares of Common Stock with a Fair Market Value that equals the amount payable. A fractional share of Common Stock shall not be deliverable when an Incentive Award is earned.

11.05	Stockholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company or any Affiliate on account of such Incentive Award, unless and then only to the extent that the Incentive Award is earned and settled in shares of Common Stock.

ARTICLE XII

OTHER STOCK-BASED AWARDS

12.01	Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to a Participant such other Awards that may be denominated or payable in, valued in whole or in part by reference to or otherwise based on shares of Common Stock, including, without limitation, convertible or exchangeable securities and other rights convertible or exchangeable into shares of Common Stock or the cash value of shares of Common Stock. Subject to the Plan, the Committee shall determine the terms and conditions of any such Other Stock-Based Awards.

Common Stock delivered pursuant to an Other Stock-Based Award in the nature of purchase rights shall be purchased for such consideration not less than the Fair Market Value of the shares of Common Stock as of the date the Other Stock-Based Award is granted, and may be paid for at such times, by such methods, and in the form of shares of Common Stock or other Awards, as the Committee shall determine. The maximum time period in which an Other Stock-Based Award in the nature of purchase rights may be exercised shall be determined by the Committee on the date of grant, except that no Other Stock-Based Award in the nature of purchase rights shall be exercisable after the expiration of ten (10) years from the date such Other Stock-Based Award was granted. Cash Awards, as an element of or supplement to any other Award under the Plan, may not be granted pursuant to this Plan.

12.02	Bonus Stock and Awards in Lieu of Other Obligations

The Committee also is authorized (i) to grant to a Participant shares of Common Stock as a bonus, (ii) to grant shares of Common Stock or other Awards in lieu of other obligations of the Company or any Affiliate to pay cash or to deliver other property under any other plans or compensatory arrangements of the Company or any Affiliate, (iii) to use available shares of Common Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or any Affiliate, and (iv) to grant as alternatives to or replacements of Awards granted or outstanding under the Plan or any other plan or arrangement of the Company or any Affiliate, subject to the Plan and such terms as shall be determined by the Committee and the overall limitation on the number of shares of Common Stock that may be issued under the Plan. Notwithstanding any other provision hereof, shares of Common Stock or other securities delivered to a Participant pursuant to a purchase right granted under this Plan shall be purchased for consideration, the Fair Market Value of which shall not be less than the Fair Market Value of such shares of Common Stock or other securities as of the date such purchase right is granted.

ARTICLE XIII

DIVIDEND EQUIVALENTS

The Committee is authorized to grant Dividend Equivalents to a Participant which may be awarded on a free-standing basis or in connection with another Award. Subject to the Plan, the Committee may provide that Dividend Equivalents shall be paid or distributed in shares of Common Stock when accrued or shall be deemed to have been reinvested in additional shares of Common Stock or other Awards, subject to restrictions on transferability, risk of forfeiture and such other terms as the Committee may specify and set forth in the applicable Agreement. Notwithstanding the foregoing, no Dividend Equivalents may be awarded in connection with an Option, SAR or Other Stock-Based Award in the nature of purchase rights.

ARTICLE XIV

TERMS APPLICABLE TO ALL AWARDS

14.01	Written Agreement

Each Award shall be evidenced by a written Agreement (including any amendment or supplement thereto) between the Company and the Participant specifying the terms and conditions of the Award granted to such Participant. Each Agreement should specify whether the Award is intended to be a Non-409A Award or a 409A Award.

14.02	Nontransferability

Except as provided in Section 14.03 below, each Award granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution or pursuant to the terms of a valid qualified domestic relations order. In the event of any transfer of an Option or Corresponding SAR (by the Participant or his transferee), the Option and Corresponding SAR that relates to such Option must be transferred to the same

Person or Persons or entity or entities. Except as provided in Section 14.03 below, during the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant or his transferee.

14.03	Transferable Awards

Section 14.02 to the contrary notwithstanding, if the Agreement so provides, an Award that is not an Incentive Stock Option or a Corresponding SAR that relates to an Incentive Stock Option may be transferred by a Participant to any of such class of transferees who can be included in the class of transferees who may rely on a Form S-8 Registration Statement under the Securities Act of 1933 to sell shares issuable upon exercise or payment of such Awards granted under the Plan. Any such transfer will be permitted only if (a) the Participant does not receive any consideration for the transfer, (b) the Committee expressly approves the transfer and (c) the transfer is on such terms and conditions as are appropriate for the class of transferees who may rely on the Form S-8 Registration Statement. The holder of the Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Award except by will or the laws of descent and distribution. In the event of any transfer of an Option that is not an Incentive Stock Option or a Corresponding SAR that relates to an Incentive Stock Option (by the Participant or his transferee), the Option and Corresponding SAR that relates to such Option must be transferred to the same Person or Persons or entity or entities. Unless transferred as provided in Section 9.04, a Restricted Stock Award may not be transferred prior to becoming non-forfeitable and transferable.

14.04	Participant Status

If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service. For purposes of the Plan, employment and continued service shall be deemed to exist between the Participant and the Company and/or an Affiliate if, at the time of the determination, the Participant is a director, officer, employee, consultant or advisor of the Company or an Affiliate. A Participant on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of leave does not exceed three (3) months, or, if longer, so long as the individual’s right to re-employment with the Company or any of its Affiliates is guaranteed either by statute or by contract. If the period of leave exceeds three (3) months, and the individual’s right to re-employment is not guaranteed by statute or by contract, the employment shall be deemed to be terminated on the first day after the end of such three (3) month period. Except as may otherwise be expressly provided in an Agreement, Awards granted to a director, officer, employee, consultant or advisor shall not be affected by any change in the status of the Participant so long as the Participant continues to be a director, officer, employee, consultant or advisor to the Company or any of its Affiliates (regardless of having changed from one to the other or having been transferred from one entity to another). The Participant’s employment or continued service shall not be considered interrupted in the event the Committee, in its discretion, and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or an Affiliate, except that if the Committee does not otherwise specify such at or such prior to such occurrence, the Participant will be deemed to have a termination of employment or continuous service to the extent the Affiliate that employs the Participant is no longer the Company or an entity that qualifies as an Affiliate. The foregoing provisions apply to a 409A Award only to the extent Code Section 409A does not otherwise treat the Participant as continuing in service or employment or as having a separation from service at an earlier time.

14.05	Change in Control

Notwithstanding any provision of any Agreement to the contrary, in the event of or in anticipation of a Change in Control (and only to the extent permitted by Code Section 409A for a 409A Award), the Committee, in its discretion, may (a) declare that some or all outstanding Awards previously granted under the Plan, whether or not then exercisable or payable, shall terminate as of a date before or on the Change in Control without any payment to the holder of the Award, provided the Committee gives prior written notice to the Participants of such termination and gives such Participants the right to exercise their outstanding Awards for a reasonable time before such date to the extent then exercisable (or to the extent such Awards would be exercisable as of the Control Change Date), (b) terminate before or on the Control Change Date some or all outstanding Awards previously granted under the Plan, whether or not then exercisable or payable, in consideration of payment to the holder of the Award, with respect to each share of Common Stock for which the Award is then exercisable or payable (or for which the Award would have been exercisable or payable as of the Control Change Date), of the excess, if any, of the Fair Market Value on such date of the Common Stock subject to such portion of the Award over the Option price or Initial Value (if applicable) (provided that outstanding Awards that are not then exercisable or payable and that would not become exercisable or payable on the Control Change Date, and Options and SARs with respect to which the Fair Market Value of the Common Stock subject to the Options or SARs does not exceed the Option price or Initial Value, shall be cancelled without any payment therefor) or (c) take such other action as the Committee determines to be reasonable under the circumstances to permit the Participant to realize the value of the Award (which value for purposes of Awards that are not then exercisable or payable and that would not become exercisable or payable as of the Control Change Date, and Options and SARs with respect to which the Fair Market Value of the Common Stock subject to the Award does not exceed the Option price or Initial Value, shall be deemed to be zero). The payment described in (b) above shall be made only in cash, shares of stock or some combination thereof. The Committee may take the actions described in (a), (b) or (c) above with respect to Awards that are not then exercisable or payable whether or not the Participant will receive any payment therefor. The Committee, in its discretion, may take any of the actions described in this Section contingent on consummation of the Change in Control and with respect to some or all outstanding Awards, whether or not then exercisable or payable, or on an Award-by-Award basis, which actions need not be uniform with respect to all outstanding Awards. However, Awards shall not be terminated to the extent that written provision is made for their continuance, assumption or substitution by the Company or a successor employer or its parent or subsidiary in connection with the Change in Control. Except as otherwise provided in the Agreement covering the Award, if a Participant who is employed by (or a director of or other service provider to) the Company or any Affiliate at the time of the Change in Control then holds (i) one or more Options, SARs or Other Stock-Based Awards that are in the nature of purchase rights, all such Options, SARs and Other Stock-Based Awards shall become fully exercisable on and after the Change in Control (subject to the expiration provisions otherwise applicable to such Awards), and any shares of Common Stock purchased by the Participant under such Awards following such Change of Control shall be fully vested upon exercise, and (ii) one or more Full Value Awards, such Full Value Awards shall become fully vested on the date of the Change of Control; provided, however, that, if the amount of the Award where the vesting is to be determined is based on the level of performance achieved, the target level performance shall be deemed to have been achieved.

14.06	Stand-Alone, Additional, Tandem and Substitute Awards

Subject to Section 19.10 below, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution or exchange for, any other Award or any Award granted under another plan of the Company or any Affiliate or any entity acquired by the Company or any Affiliate or any other right of a Participant to receive payment from the Company or any Affiliate; provided, however, that a 409A Award may not be granted in tandem with a Non-409A Award. Awards granted in addition to or in tandem with another Award or Awards may be granted either at the same time as or at a different time from the grant of such other Award or Awards. Subject to applicable law and the restrictions on 409A Awards and repricings in Section 19.10 below, the Committee may determine that, in granting a new Award, the in-the-money value or Fair Market Value of any surrendered Award or Awards or the value of any other right to payment surrendered by the Participant may be applied to the purchase of any other Award or Awards.

14.07	Form and Timing of Payment; Deferrals

Subject to the terms of the Plan and any applicable Agreement, payments to be made by the Company or an Affiliate upon the exercise of an Option or settlement of any other Award may be made in the form of shares of Common Stock or other Awards, as the Committee may determine and set forth in the applicable Agreement, and may be made in a single payment or transfer, in installments or on a deferred basis. The settlement of an Award may be accelerated, in the discretion of the Committee or upon the occurrence of one or more specified events set forth in the applicable Agreement (and to the extent permitted by the Plan and Code Section 409A). Subject to the Plan, installment or deferred payments may be required by the Committee or permitted at the election of the Participant on the terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installments or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in shares of Common Stock. In the case of any 409A Award that is vested and no longer subject to a substantial risk of forfeiture (within the meaning of Code Sections 83 and 409A), such Award may be distributed to the Participant, upon application of the Participant to the Committee, if the Participant has an unforeseeable emergency within the meaning of Code Section 409A. Notwithstanding any other provision of the Plan, however, no dividends payable with respect to an Award or Dividend Equivalents may be paid in connection with any Awards or Dividend Equivalents that are to become nonforfeitable and transferable or earned and payable based upon performance conditions unless and until the performance conditions are satisfied, and any such dividends and Dividend Equivalents will accumulate (without interest) and become payable to the Participant at the time, and only to the extent that, the applicable Awards or Dividend Equivalents have become non-forfeitable and transferable or earned and payable upon satisfaction of the relevant performance conditions.

14.08	Time and Method of Exercise or Settlement

The Committee shall determine and set forth in the Agreement the time or times at which Awards granted under the Plan may be exercised or settled in whole or in part and shall set forth in the Agreement the rules regarding the exercise, settlement and/or termination of Awards upon the Participant’s death, disability, termination of employment or ceasing to be a director. Notwithstanding any other provision of the Plan, however, if an Award is to become exercisable, nonforfeitable and transferable or earned and payable on the completion of a specified period of employment or service with the Company or any Affiliate, without the achievement of any performance conditions being required, and the Award is not being granted in lieu of any other vested compensation the participant is to receive, then the required period of employment or service for the Award to become exercisable, non-forfeitable and transferable or earned and payable shall be not less than three (3) years or ratably (whether monthly, quarterly, annually or otherwise) over not less than three (3) years (subject to acceleration of vesting, to the extent permitted by the Plan and the Committee, in the event of a Change in Control or the Participant’s death, disability, retirement or involuntary termination of employment or service); provided, however, that the foregoing limitation will not apply to any Award that is granted as an inducement to a person being hired or rehired by the Company or any Affiliate; and provided, further, that the Committee in its discretion may modify or accelerate the vesting schedule of an Award (subject to the other provisions of the Plan) only so long as the revised vesting schedule will not be any more rapid than the minimum vesting schedule described above (subject to permitted accelerations).

ARTICLE XV

QUALIFIED PERFORMANCE-BASED COMPENSATION

15.01	Performance Conditions

In accordance with the Plan, the Committee may prescribe that Awards will become exercisable, nonforfeitable and transferable and earned and payable based on objectively determinable performance conditions. Objectively determinable performance conditions are performance conditions (a) that are established in writing (i) at the time of grant or (ii) no later than the earlier of (x) ninety (90) days after the beginning of the period of service to which they relate and (y) before the lapse of twenty-five percent (25%) of the period of service to which they relate; (b) that are uncertain of achievement at the time they are established; and (c) the achievement of which is determinable by a third party with knowledge of the relevant facts. The performance conditions may include any or any combination of the following: (a) total return to shareholders; (b) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (c) return on assets (net or otherwise), capital, equity or sales; (d) stock price (including, but not limited to, growth measures); (e) basic or diluted earnings per share (before or after taxes); (f) reduction of outstanding debt; (g) extension of maturity dates of outstanding debt; (h) gross, operating or net earnings (income or other revenues) before or after taxes; (i) tangible net worth; (j) return on investments; (k) cash flow per share; (l) book value per share; (m) gross or operating margins; (n) customers; (o) Fair Market Value of the Company or any Affiliate; (p) market share; (q) level of expenses or other costs; (r) gross, operating or net revenue; (s) earnings before interest, taxes, depreciation and/or amortization (“EBITDA”); (t) EBITDA adjusted for restructuring and exit charges, stock-based compensation, material severance obligations and/or unusual or extraordinary events; (u) earnings before interest and taxes (“EBIT”); (v) adjusted EBIT; (w) EBITDA or EBIT less capital expenditures; (x) productivity ratios; (y) expense targets; (z) objective measures of customer satisfaction; (aa) working capital targets; (bb) objective measures of economic value added; (cc) inventory control; (dd) customer retention; (ee) competitive market metrics; (ff) employee retention; (gg) timely completion of new product rollouts; (hh) timely launch of new facilities; (ii) objective measures of personal targets, goals or completion of projects; or (jj) peer group comparisons of any of the aforementioned performance conditions. Performance conditions may be related to a specific customer or group of customers or geographic region. The form of the performance conditions may be measured on a Company, Affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance conditions. Profits, earnings and revenues used for any performance condition measurement may exclude any extraordinary or non-recurring items. The performance conditions may, but need not, be based upon an increase or positive result under the aforementioned business criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific business criteria). The performance conditions may not include solely the mere continued employment of the Participant. However, the Award may become exercisable, nonforfeitable and transferable or earned and payable contingent on the Participant’s continued employment or service, and/or employment or service at the time the Award becomes exercisable, nonforfeitable and transferable or earned and payable, in addition to the performance conditions described above. The Committee shall have the sole discretion to select one or more periods of time over which the attainment of one or more of the foregoing performance conditions will be measured for the purpose of determining a Participant’s right to, and the settlement of, an Award that will become exercisable, nonforfeitable and transferable or earned and payable based on performance conditions, except that the length of the performance period shall not be less than one year, except in the case of newly-hired or newly-promoted employees and, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement or involuntary termination of employment or service.

15.02	Establishing the Amount of the Award

The amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable if the performance conditions are obtained (or an objective formula for, or method of, computing such amount) also must be established at the time set forth in Section 15.01 above. Notwithstanding the preceding sentence, the Committee may, in its sole discretion, reduce the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable, as applicable, if the Committee determines that such reduction is appropriate under the facts and circumstances. In no event shall the Committee have the discretion to increase the amount of the Award that will become exercisable, nonforfeitable and transferable or earned and payable.

15.03	Earning the Award

If the Committee, on the date of grant, prescribes that an Award shall become exercisable, nonforfeitable and transferable or earned and payable only upon the attainment of any of the above performance conditions, the Award shall become exercisable, nonforfeitable and transferable or earned and payable only to the extent that the Committee certifies in writing that such conditions have been achieved. An Award will not satisfy the requirements of this Article XV to constitute “qualified performance-based compensation” if the facts and circumstances indicate the Award will become exercisable, nonforfeitable and transferable or earned and payable regardless of whether the performance conditions are attained. However, an Award does not fail to meet the requirements of this Article XV merely because the Award would become exercisable, nonforfeitable and transferable or earned and payable upon the Participant’s death or disability or upon a Change in Control, although an Award that actually becomes exercisable, nonforfeitable and transferable or earned and payable on account of those events prior to the attainment of the performance conditions would not constitute “qualified performance-based compensation” under Code Section 162(m). In determining if the performance conditions have been achieved, the Committee may adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, an Affiliate or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, nonforfeitable and transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Committee also may adjust the performance targets in the event of any (a) unanticipated asset write-downs or impairment charges, (b) litigation or claim judgments or settlements thereof, (c) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization or restructuring programs, or extraordinary non-reoccurring items as described in Accounting Principles Board Opinion No. 30 or as described in management’s discussion and analysis of the financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year, (e) acquisitions or dispositions or (f) foreign exchange gains or losses. To the extent any such adjustments affect Awards, the intent is that they shall be in a form that allows the Award to continue to meet the requirements of Code Section 162(m) for deductibility.

15.04	Performance Awards

The purpose of this Article XV is to permit the grant of Awards that constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). The Committee may specify that the Award is intended to constitute “qualified performance-based compensation” by conditioning the right of the Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of any of the performance criteria and conditions set forth in this Article XV. Notwithstanding the foregoing, the Committee may grant an Award that is subject to the achievement or satisfaction of performance conditions that are not set forth herein to the extent the Committee does not intend for such Award to constitute “qualified performance-based compensation” within the meaning of Code Section 162(m).

ARTICLE XVI

ADJUSTMENT UPON CHANGE IN COMMON STOCK

16.01	General Adjustments

The maximum number of shares of Common Stock that may be issued pursuant to Awards, the terms of outstanding Awards and the per individual limitations on the number of shares of Common Stock that may be issued pursuant to Awards shall be adjusted as the Committee shall determine to be equitably required in the event (a) there occurs a reorganization, recapitalization, stock split, spin-off, split-off, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or distribution to stockholders other than a cash dividend; (b) the Company engages in a transaction Code Section 424 describes; or (c) there occurs any other transaction or event which, in the judgment of the Committee, necessitates such action to prevent an enlargement or dilution of Participants’ rights as a result of any such transaction or event. In that respect, the Committee shall make such adjustments as are necessary in the number or kind of shares of Common Stock or securities which are subject to the Award, the exercise price or Initial Value of the Award and such other adjustments as are appropriate in the discretion of the Committee. Such adjustments may provide for the elimination of fractional shares that might otherwise be subject to Awards without any payment therefor. Notwithstanding the foregoing, the conversion of one or more outstanding shares of preferred stock or convertible debentures that the Company may issue from time to time into Common Stock shall not in and of itself require any adjustment under this Article XVI. Any determination made under this Article XVI by the Committee shall be final and conclusive.

16.02	Substitute Awards

The Committee may grant Awards in substitution for Options, SARs, restricted stock, Restricted Stock Units, Incentive Awards or similar Awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XVI. Notwithstanding any provision of the Plan (other than the limitation of Section 6.02), the terms of such substituted Awards shall be as the Committee, in its discretion, determines is appropriate.

16.03	Limitation On Adjustments

Notwithstanding the foregoing, no adjustment hereunder shall be authorized or made if and to the extent the existence of such authority or action (a) would cause Awards under the Plan that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) to otherwise fail to qualify as “qualified performance-based compensation,” (b) would cause the Committee to be deemed to have the authority to change the targets, within the meaning of Code Section 162(m), under performance goals or relating to Awards granted to Named Executive Officers and intended to qualify as “qualified performance-based compensation” under Code Section 162(m), (c) would cause a Non-409A Award to be subject to Code Section 409A or (d) would violate Code Section 409A for a 409A Award, unless the Committee determines that such adjustment is necessary and specifically acknowledges that the adjustment will be made notwithstanding any such result.

ARTICLE XVII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

17.01	Compliance

No Option or SAR shall be exercisable, no Restricted Stock Award, Restricted Stock Unit, Incentive Award, Other Stock-Based Award or Dividend Equivalents shall be granted or settled, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any stock certificate evidencing shares of Common Stock issued pursuant to an Award may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations and to reflect any other restrictions applicable to such shares as the Committee otherwise deems appropriate. No Option or SAR shall be exercisable, no Restricted Stock Award, Restricted Stock Unit, Incentive Award, Other Stock-Based Award or Dividend Equivalents shall be granted or settled, no shares of Common Stock shall be issued, no certificate for shares of Common Stock shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

17.02	Forfeiture of Payment

A Participant shall be required to forfeit any and all rights under Awards or to reimburse the Company for any payment under any Award (with interest as necessary to avoid imputed interest or original issue discount under the Code or as otherwise required by applicable law) to the extent applicable law requires such forfeiture or reimbursement.

ARTICLE XVIII

LIMITATION ON BENEFITS

Despite any other provisions of this Plan to the contrary, if the receipt of any payments or benefits under this Plan would subject a Participant to tax under Code Section 4999, the Committee may determine whether some amount of payments or benefits would meet the definition of a “Reduced Amount.” If the Committee determines that there is a Reduced Amount, the total payments or benefits to the Participant under all Awards must be reduced to such Reduced Amount, but not below zero. If the Committee determines that the benefits and payments must be reduced to the Reduced Amount, the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Article XVIII are final, conclusive and binding upon the Company and the Participant. It is the intention of the Company and the Participant to reduce the payments under this Plan only if the aggregate Net After Tax Receipts to the Participant would thereby be increased. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this Article XVIII, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant which should not have been so paid (“Overpayment”) or that additional amounts which will not have been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by applicable law, which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Participant but no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the determination is made that the Underpayment has occurred. For purposes of this Section, (a) “Net After Tax Receipt” means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Code Sections 1, 3101 and 4999, determined by applying the highest marginal rate under Code Section 1 which applies to the Participant’s taxable income for the applicable taxable year; (b) “Present Value” means the value determined in accordance with Code Section 280G(d)(4); and (c) “Reduced Amount” means the smallest aggregate amount of all payments and benefits under this Plan which (i) is less than the sum of all payments and benefits under this Plan and (ii) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate payments and benefits under this Plan were any other amount less than the sum of all payments and benefits to be made under this Plan.

ARTICLE XIX

GENERAL PROVISIONS

19.01	Effect on Employment and Service

Neither the adoption of this Plan, its operation nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

19.02	Unfunded Plan

This Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. Any liability of the Company to any Person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

19.03	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

19.04	Tax Withholding and Reporting

Unless an Agreement provides otherwise, each Participant shall be responsible for satisfying in cash or by check (bank check, certified check or personal check), money order or wire transfer any income and employment (including, without limitation, Social Security and Medicare) tax withholding obligations, if applicable, attributable to participation in the Plan and the grant, exercise, vesting or payment of Awards granted hereunder (including the making of a Code Section 83(b) election with respect to an Award). In accordance with procedures that the Committee establishes, the Committee, to the extent applicable law permits, may allow a Participant to pay any such applicable amounts (a) by surrendering (actually or by attestation) shares of Common Stock that the Participant already owns and, if necessary to avoid adverse accounting consequences, has held for at least six (6) months (but only for the minimum required withholding); (b) by a cashless exercise, or surrender of shares of Common Stock already owned, through a broker; (c) by means of a “net exercise” procedure by the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Award; (d) by such other medium of payment as the Committee, in its discretion, shall authorize; or (e) by any combination of the aforementioned methods of payment. The Company shall comply with all such reporting and other requirements relating to the administration of this Plan and the grant, exercise, vesting or payment of any Award hereunder as applicable law requires. Nevertheless, shares of Common Stock that the Company reacquires in connection with any tax withholding will still be deemed issued and will not be available for issuance pursuant to future Awards under the Plan.

19.05	Code Section 83(b) Election

No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under similar laws may be made unless expressly permitted by the terms of the Award or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provisions.

19.06	Reservation of Shares

The Company, during the term of this Plan, shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. Additionally, the Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorizations needed in order to issue and to sell such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. However, the inability of the Company to obtain from any such regulatory agency the requisite authorizations the Company’s counsel deems to be necessary for the lawful issuance and sale of any shares of Common Stock hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and sale of any shares of Common Stock hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or to sell such shares of Common Stock as to which such requisite authority shall not have been obtained.

19.07	Governing Law

This Plan and all Awards granted hereunder shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

19.08	Other Actions

Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant Options, SARs, Restricted Stock Awards, Restricted Stock Units, Incentive Awards, Other Stock-Based Awards or Dividend Equivalents for proper corporate purposes otherwise than under the Plan to any employee or to any other Person, firm, corporation, association or other entity, or to grant Options, SARs, Restricted Stock Awards, Restricted Stock Units, Incentive Awards, Other Stock-Based Awards or Dividend Equivalents to, or assume such Awards of any Person in connection with, the acquisition, purchase, lease, merger, consolidation, reorganization or otherwise, of all or any part of the business and assets of any Person, firm, corporation, association or other entity.

19.09	Forfeiture Provisions

Notwithstanding any other provisions of the Plan or any Agreement, all rights to any Award that a Participant has will be immediately discontinued and forfeited, and the Company shall not have any further obligation hereunder to the Participant with respect to any Award and the Award will not be exercisable (whether or not previously exercisable) or become vested or payable on and after the time the Participant is discharged from employment or service with the Company or any Affiliate for Cause.

19.10	Repricing of Awards

Notwithstanding any other provisions of this Plan, except for adjustments pursuant to Article XVI or to the extent approved by the Company’s stockholders and consistent with the rules of any stock exchange on which the Company’s securities are traded, this Plan does not permit (a) any decrease in the exercise or purchase price or base value of any outstanding Awards, (b) the issuance of any replacement Options, SARs or Other Stock-Based Awards in the nature of purchase rights, which shall be deemed to occur if a Participant agrees to forfeit an existing Option, SAR or Other Stock-Based Award in the nature of purchase rights in exchange for a new Option, SAR or Other Stock-Based Award in the nature of purchase rights with a lower exercise or purchase price or base value, (c) the Company to repurchase underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, which shall be deemed to be those Options, SARs or Other Stock-Based Awards in the nature of purchase rights with exercise or purchase prices or base values in excess of the current Fair Market Value of the shares of Common Stock underlying the Option, SAR or Other Stock-Based Award in the nature of purchase rights, (d) the issuance of any replacement or substitute Awards or the payment of cash in exchange for, or in substitution of, underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, (e) the Company to repurchase any Award if the Award has not become exercisable, vested or payable prior to the repurchase or (f) any other action that is treated as a repricing under generally accepted accounting principles.

19.11	Right of Setoff

The Company or an Affiliate may, to the extent permitted by applicable law, deduct from and setoff against any amounts the Company or Affiliate may owe the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company or Affiliate, including but not limited to any amounts owed under the Plan, although the Participant shall remain liable for any part of the Participant’s obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff hereunder.

19.12	Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether other Awards may be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereof shall be forfeited or otherwise eliminated.

ARTICLE XX

CLAIMS PROCEDURES

20.01	Initial Claim

If a Participant has exercised an Option or SAR or if shares of Restricted Stock have become vested or Restricted Stock Units, Incentive Awards, Other Stock-Based Awards or Dividend Equivalents have become payable, and the Participant has not received the benefits to which the Participant believes he or she is entitled under such Award, then the Participant must submit a written claim for such benefits to the Committee within ninety (90) days of the date the Participant tried to exercise the Option or SAR, the date the Participant contends the Restricted Stock vested or the date the Participant contends the Restricted Stock Units, Incentive Awards, Other Stock-Based Awards or Dividend Equivalents became payable or the claim will be forever barred.

20.02	Appeal of Claim

If a claim of a Participant is wholly or partially denied, the Participant or his duly authorized representative may appeal the denial of the claim to the Committee. Such appeal must be made at any time within thirty (30) days after the Participant receives written notice from the Company of the denial of the claim. In connection therewith, the Participant or his duly authorized representative may request a review of the denied claim, may review pertinent documents and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of such request for review, shall furnish the Participant with the decision on review in writing, including the specific reasons for the decision written in a manner calculated to be understood by the Participant, as well as specific references to the pertinent provisions of the Plan upon which the decision is based.

20.03	Time to File Suit

The Committee has the discretionary and final authority under the Plan to determine the validity of a claim. Accordingly, any decision the Committee makes on a Participant’s appeal will be administratively final. If a Participant disagrees with the Committee’s final decision, the Participant may sue, but only after the claim on appeal has been denied. Any lawsuit must be filed within ninety (90) days of receipt of the Committee’s final written denial of the Participant’s claim or the claim will be forever barred.

ARTICLE XXI

AMENDMENT

21.01	Amendment of Plan

The Board may amend or terminate this Plan at any time; provided, however, that no amendment to the Plan may adversely impair the rights of a Participant with respect to outstanding Awards without the Participant’s consent. In addition, an amendment will be contingent on approval of the Company’s stockholders, to the extent required by law or any tax or regulatory requirement applicable to the Plan or by the rules of any stock exchange on which the Company’s securities are traded, or if the amendment would (i) increase the benefits accruing to Participants under the Plan, including without limitation, any amendment to the Plan or an Agreement to permit a repricing or decrease in the exercise or purchase price or base value of an Award, (ii) increase the aggregate number of shares of Common Stock that may be issued under the Plan, (iii) modify the requirements as to eligibility for participation in the Plan, (iv) change the performance conditions set forth in Article XV of the Plan or (v) accelerate the time at which an Award may be exercised, become transferable or non-forfeitable or become earned and payable except in connection with a Change in Control or, to the extent permitted by the Committee, in the event of the Participant’s death, disability, retirement, or involuntary termination of employment or service. Additionally, to the extent the Board deems necessary to continue to comply with the performance-based exception to the deduction limits of Code Section 162(m), the Board will resubmit the material terms of the performance conditions set forth in Article XV to the Company’s stockholders for approval no later than the first stockholder meeting that occurs in the fifth (5th) year following the year in which the stockholders previously approved the performance objectives. Notwithstanding any other provision of the Plan, any termination of the Plan shall comply with the requirements of Code Section 409A with regard to any 409A Awards.

21.02	Amendment of Awards

The Committee may amend any outstanding Awards to the extent it deems appropriate; provided, however, that no amendment to an outstanding Award may adversely impair the rights of a Participant without the Participant’s consent.

ARTICLE XXII

OMNIBUS SECTION 409A PROVISION

22.01	Intent of Awards

It is intended that Awards that are granted under the Plan shall be exempt from treatment as “deferred compensation” subject to Code Section 409A unless otherwise specified by the Committee. Towards that end, all Awards under the Plan are intended to contain such terms as will qualify the Awards for an exemption from Code Section 409A unless otherwise specified by the Committee. The terms of the Plan and all Awards granted hereunder shall be construed consistent with the foregoing intent. Notwithstanding any other provision hereof, the Committee may amend any outstanding Award without Participant’s consent if, as determined by the Committee, in its sole discretion, such amendment is required either to (a) confirm exemption under Code Section 409A, (b) comply with Code Section 409A or (c) prevent the Participant from being subject to any tax or penalty under Code Section 409A. Notwithstanding the foregoing, however, neither the Company nor any of its Affiliates nor the Committee shall be liable to a Participant or any other Person if an Award that is subject to Code Section 409A or the Participant or any other Person is otherwise subject to any additional tax, interest or penalty under Code Section 409A. Each Participant is solely responsible for the payment of any tax liability (including any taxes, penalties and interest that may arise under Code Section 409A) that may result from an Award.

22.02	409A Awards

The Committee may grant Awards under the Plan that are intended to be 409A Awards that comply with Code Section 409A. The terms of such 409A Award, including any authority by the Company and the rights of the Participant with respect to such 409A Award, will be subject to such rules and limitations and shall be interpreted in a manner as to comply with Code Section 409A.

22.03	Election Requirements

If a Participant is permitted to elect to defer an Award or any payment under an Award, such election shall be made in accordance with the requirements of Code Section 409A. Each initial deferral election (an “Initial Deferral Election”) must be received by the Committee prior to the following dates or will have no effect whatsoever:

(a) Except as otherwise provided below, the December 31 immediately preceding the year in which the compensation is earned;

(b) With respect to any annual or long-term incentive pay which qualifies as “performance-based compensation” within the meaning of Code Section 409A, by the date six (6) months prior to the end of the performance measurement period applicable to such incentive pay provided such additional requirements set forth in Code Section 409A are met;

(c) With respect to “fiscal year compensation” as defined under Code Section 409A, by the last day of the Company’s fiscal year immediately preceding the year in which the fiscal year compensation is earned; or

(d) With respect to mid-year Awards or other legally binding rights to a payment of compensation in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued service for a period of at least twelve (12) months, on or before the thirtieth (30th) day following the grant of such Award, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.

The Committee may, in its sole discretion, permit Participants to submit additional deferral elections in order to delay, but not to accelerate, a payment, or to change the form of payment of an amount of deferred compensation (a “Subsequent Deferral Election”), if, and only if, the following conditions are satisfied: (a) the Subsequent Deferral Election must not take effect until twelve (12) months after the date on which it is made, (b) in the case of a payment other than a payment attributable to the Participant’s death, disability or an unforeseeable emergency (all within the meaning of Code Section 409A) the Subsequent Deferral Election further defers the payment for a period of not less than five (5) years from the date such payment would otherwise have been made and (c) the Subsequent Deferral Election is received by the Committee at least twelve (12) months prior to the date the payment would otherwise have been made. In addition, Participants may be further permitted to revise the form of payment they have elected, or the number of installments elected, provided that such revisions comply with the requirements of a Subsequent Deferral Election.

22.04	Time of Payment

The time and form of payment of a 409A Award shall be as set forth in an applicable Agreement. A 409A Award may only be paid in connection with a separation from service, a fixed time, death, disability, Change in Control or an unforeseeable emergency within the meaning of Code Section 409A. The time of distribution of the 409A Award must be fixed by reference to the specified payment event. For purposes of Code Section 409A, each installment payment will be treated as the entitlement to a single payment.

22.05	Acceleration or Deferral

The Company shall have no authority to accelerate or delay or change the form of any distributions relating to 409A Awards except as permitted under Code Section 409A.

22.06	Distribution Requirements

Any distribution of a 409A Award triggered by a Participant’s termination of employment shall be made only at the time that the Participant has had a separation from service within the meaning of Code Section 409A. A separation from service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Participant will perform after that date (whether as an employee or independent contractor of the Company or an Affiliate) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. A Participant shall be considered to have continued employment and to not have a separation from service while on a leave of absence if the leave does not exceed six (6) consecutive months (twenty-nine (29) months for a disability leave of absence) or, if longer, so long as the Participant retains a right to reemployment with the Company or Affiliate under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of Participant’s position of employment or a substantially similar position of employment. Continued services solely as a director of the Company or an Affiliate shall not prevent a separation from service from occurring by an employee as permitted by Code Section 409A.

22.07	Key Employee Rule

Notwithstanding any other provision of the Plan, any distribution of a 409A Award that would be made within six (6) months following a separation from service of a “specified employee” as defined under Code Section 409A and as determined under procedures adopted by the Board or its delegate shall instead occur on the first day of the seventh month following the separation from service (or upon the Participant’s death, if earlier) to the extent required by Code Section 409A. In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six (6) month delay period.

22.08	Distributions Upon Vesting

In the case of any Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or the applicable Agreement, the distribution shall be made not later than two and one-half (2 1/2) months after the calendar year in which the risk of forfeiture lapsed.

22.09	Scope and Application of this Provision

For purposes of this Article XXII, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A means that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of shares of Common Stock or other Awards or to be liable for payment of interest or a tax penalty under Code Section 409A.

ARTICLE XXIII

EFFECTIVE DATE OF PLAN

The Plan is effective on February 4, 2010, the date of adoption by the Board, contingent, however, on approval of the Plan by the Company’s stockholders within twelve (12) months of such date. Awards, other than Restricted Stock, may be granted under this Plan as of the effective date, provided that no Award shall be effective, exercisable, vested, earned or payable unless the Company’s stockholders approve the Plan within twelve (12) months of the Board’s adoption of the Plan. Restricted Stock may only be granted after the Company’s stockholders approve the Plan.

ARTICLE XXIV

DURATION OF PLAN

No Award may be granted under this Plan after February 3, 2020 (ten (10) years following the effective date of the Plan). Awards granted before that date shall remain valid in accordance with their terms.

BEAZER HOMES USA, INC. 1000 ABERNATHY ROAD SUITE 1200 ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M19536-P89448 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEAZER HOMES USA, INC.
The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors
1.	Election of Directors	For	Against	Abstain
	Nominees:						For	Against	Abstain
	1a. Laurent Alpert 1b. Brian C. Beazer 1c. Peter G. Leemputte 1d. Ian J. McCarthy	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2.

Ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors to serve as Beazer Homes USA, Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2010.

							☐	☐	☐
	1e. Norma A. Provencio 1f. Larry T. Solari 1g. Stephen P. Zelnak, Jr.	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	3.	Approval of an amendment to the Beazer Homes USA, Inc.’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 80,000,000 shares to 180,000,000 shares.	☐	☐	☐
					4.	Approval of the Beazer Homes USA, Inc. 2010 Equity Incentive Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

ANNUAL MEETING OF STOCKHOLDERS OF

BEAZER HOMES USA, INC.

April 13, 2010

Please date, sign and mail your proxy card in the

envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

i Please detach along perforated line and mail in the envelope provided. i

M19537-P89448

BEAZER HOMES USA, INC.
1000 Abernathy Road
P	Suite 1200
R	Atlanta, Georgia 30328
O	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated February 25, hereby appoints Ian J. McCarthy and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 11:00 a.m. on Tuesday, April 13, 2010 at Beazer Homes USA, Inc.’s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328 and at any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side)

➢➢➢➢ALERT

Your vote is needed today!

Your vote is especially important at this year’s annual meeting. Unlike previous annual meetings, if your shares are held in the name of a broker, you MUST now give your broker instructions in order for your vote to be counted for the election of our directors. Without your instructions, your broker will not have the ability to vote for our directors.

Your broker also will not have the ability to vote for our other important proposals regarding the amendment to our Certificate of Incorporation or new Equity Incentive Plan – both of which we believe are critical to our future success.

If your shares are held in the name of a broker, please sign, date and mail the enclosed voting form to give your broker specific instructions on how to vote your shares.

Regardless of how many shares you own, your vote is very important. Please vote today!

Supplemental materials regarding certain proposals to be presented at the annual meeting may be accessed (when available) at www.proxyvote.com. Please note that you will need the 12-digit Control Number included on your proxy card or voting instruction form to access these materials. Such materials may also be obtained (when available) from the SEC’s website at www.sec.gov.

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